    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 1, 1996



                                                      REGISTRATION NO. 333-10383

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                          U.S. OFFICE PRODUCTS COMPANY
             (Exact name of registrant as specified in its charter)

           DELAWARE                          5112                  52-1906050
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                      Number)

                           1440 NEW YORK AVENUE, N.W.
                                   SUITE 310
                             WASHINGTON, D.C. 20005
                                 (202) 628-9500
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         ------------------------------

                              JONATHAN J. LEDECKY
                             CHAIRMAN OF THE BOARD
                          U.S. OFFICE PRODUCTS COMPANY
                     1440 NEW YORK AVENUE, N.W., SUITE 310
                             WASHINGTON, D.C. 20005
                                 (202) 628-9500
  (Name and address, including zip code, and telephone number, including area code, of agent for service)

                         ------------------------------

                                   COPIES TO:

        Linda L. Griggs, Esq.                   Leland E. Hutchinson, Esq.
     Morgan, Lewis & Bockius LLP                 John L. MacCarthy, Esq.
         1800 M Street, N.W.                         Winston & Strawn
     Washington, D.C. 20036-5869                   35 West Wacker Drive
            (202) 467-7000                     Chicago, Illinois 60601-9703
                                                      (312) 558-5600

                         ------------------------------


        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     From time to time after this registration statement becomes effective.


    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                            [LOGO]
                                  $86,250,000
                 5 1/2% CONVERTIBLE SUBORDINATED NOTES DUE 2003


                                1,819,620 SHARES

                                  COMMON STOCK
                             ---------------------

    This Prospectus relates to the offering by the selling securityholders named herein (the "Selling Securityholders") of 5 1/2% Convertible Subordinated Notes due 2003 (the "Notes") of U.S. Office Products Company (the "Company" or "U.S. Office Products") in the aggregate principal amount of up to $86.25 million (the "Offered Notes"). In addition, this Prospectus relates to the offering by the Selling Securityholders of 1,819,620 shares (subject to adjustment under certain circumstances) of common stock, par value $.001 per share (the "Common Stock" and, together with the Offered Notes, the "Securities"), issued or issuable upon conversion of the Offered Notes. This Prospectus does not cover the initial issuance of shares of Common Stock upon conversion of the Offered Notes.

    The Offered Notes were issued and sold in May and June 1996 in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), to persons reasonably believed by the managers who placed the Offered Notes (the "Managers") to be "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) or institutional accredited investors. In connection with the original issuance of the Offered Notes, an additional $143.75 million aggregate principal amount of Notes (not offered hereby) were issued to persons in offshore transactions in reliance upon Regulation S under the Securities Act.


    The Offered Notes are convertible into shares of Common Stock of the Company, prior to redemption or maturity, at a conversion price of $47.40 per share, subject to adjustment under certain conditions. See "Description of the Notes -- Conversion." The Notes are listed on the Luxembourg Stock Exchange and, prior to their resale pursuant to this Prospectus, the Offered Notes were eligible for trading on the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") Market. The Offered Notes resold pursuant to this Prospectus will no longer be eligible for trading on the PORTAL Market. The Common Stock is traded on the Nasdaq National Market under the symbol "OFIS." On September 27, 1996, the last reported sale price for the Common Stock on the Nasdaq National Market was $35.88 per share.



    Interest on the Offered Notes is payable semi-annually in arrears on May 15 and November 15 of each year, commencing on November 15, 1996 and ending on May 15, 2003. Payments will be made without deduction for United States withholding taxes, to the extent described herein. The Offered Notes will mature on May 15, 2003 and are redeemable, in whole or in part, at the option of the Company, on or after May 22, 1998, at the redemption prices set forth herein, plus accrued and unpaid interest to the date of redemption. The Offered Notes are not redeemable at the option of the Company prior to May 22, 1998. At any time on or after such date, the Offered Notes will be redeemable on at least 20 days' notice at the option of the Company, in whole or in part at any time, initially at 103.929% and thereafter at prices declining to 100% at maturity, together with accrued and unpaid interest, except that the Offered Notes may not be redeemed prior to May 15, 1999 unless the closing price of the Common Stock is at least 150% of the conversion price for at least 20 trading days within a period of 30 consecutive trading days ending on the fifth trading day prior to the notice of redemption. Upon the occurrence of a Designated Event (as defined herein), each holder of Notes will have the right to cause the Company to repurchase the holder's Notes, in whole but not in part, at a price equal to 100% of the principal amount thereof plus accrued and unpaid interest to the repurchase date. See "Description of Notes -- Optional Redemption by the Company" and
"-- Repurchase at Option of Holders Upon a Designated Event."



    The Offered Notes are general unsecured obligations of the Company, and are subordinated in right of payment to all existing and future Senior Indebtedness (as defined herein) of the Company. The term Senior Indebtedness does not include the indebtedness of the Company's subsidiaries unless such indebtedness is secured by the subsidiary and guaranteed by the Company; however, indebtedness of the Company's subsidiaries decreases the amount of cash flow available to the Company to service its debt, including the Offered Notes. See "Description of Notes -- Subordination." As of July 27, 1996, the Company had approximately $35.0 million of Senior Indebtedness and $174.0 million of indebtedness of its subsidiaries that is not considered Senior Indebtedness. The Company expects to refinance approximately $180.0 million of indebtedness (including the existing $35.0 million of Senior Indebtedness) using its $500 million revolving credit facility (the "Credit Facility"), which would result in $180.0 million of aggregate Senior Indebtedness. Neither the Indenture (as defined herein) nor the Notes limit the amount of Senior Indebtedness or other indebtedness that the Company or its subsidiaries may incur. The Company expects to incur additional debt under the Credit Facility in connection with acquisitions and for working capital. As of July 27, 1996, the Company had $230.0 million of Notes outstanding, including the $86.25 million of Offered Notes, and $143.75 million of 5 1/2% Convertible Subordinated Notes due 2001 outstanding that were sold in a registered offering completed in February and March 1996 (the "February Notes").


    The Company will not receive any of the proceeds from the sale of the Securities offered hereby. The Selling Securityholders directly, through agents designated from time to time, or through dealers or underwriters to be designated, may sell the Securities from time to time on terms to be determined at the time of sale. To the extent required, the specific amount of Securities to be sold, the respective purchase price and public offering price, the names of any such agent, dealer or underwriter, and any applicable commission or discount with respect to the particular offer will be set forth in a Prospectus Supplement. U.S. Office Products has agreed to bear all expenses of registration of the Securities under federal and state securities laws and to indemnify the Selling Securityholders against certain liabilities under the Securities Act. See "Plan of Distribution."

    The Selling Securityholders and any broker-dealer, agents or underwriters that participate with the Selling Securityholders in the distribution of the Securities may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profits on the resale of the Securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.
                         ------------------------------


            THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 9.

                             ---------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE COMMISSION
  OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
    THIS  PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.
                            ------------------------


                THE DATE OF THIS PROSPECTUS IS OCTOBER   , 1996

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

    The following documents of the Company filed with the Securities and Exchange Commission (the "Commission") (File No. 0-25372) are incorporated herein by reference:


    (a) Historical financial statements required by Rule 3-05 of Regulation S-X of the following companies acquired by the Company: Copenhaver Holdings, Inc., MISSCO Commercial Division, Oak Brook Office Supply and Equipment Corporation, and Blue Star Group Limited, included in the Company's Amendment No. 1 to Registration Statement on Form S-4 (File No. 333-1928) filed on March 28, 1996; and U-Bix Business Machines Limited, included in the Company's Current Report on Form 8-K, dated March 7, 1996;



    (b) The Company's Annual Report on Form 10-K for the fiscal year ended April 30, 1996 filed with the Commission on July 16, 1996;



    (c) The Company's Quarterly Report on Form 10-Q for the interim period ended July 27, 1996 filed with the Commission on September 10, 1996;



    (d) The Company's Current Reports on Form 8-K dated September 23, 1996, August 20, 1996, July 26, 1996 (as amended), July 23, 1996, July 16, 1996, and
May 2, 1996 (as amended); and



    (d) The description of the Company's Common Stock under the caption "Description of Registrant's Securities to be Registered" in the Company's Amendment No. 1 to Registration Statement on Form 8-A, dated February 13, 1995, and the Company's Quarterly Report on Form 10-Q for the interim period ended July 27, 1996 disclosing, among other things, an amendment to the Company's Amended and Restated Certificate of Incorporation.



    In addition, all reports and other documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), subsequent to the date of effectiveness of the Registration Statement of which this Prospectus is a part and prior to the termination of the offering made hereby, shall be deemed to be incorporated by reference into this Prospectus. Any statement contained herein or incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.



    THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM THE COMPANY BY CONTACTING MARK D. DIRECTOR, 1440 NEW YORK AVENUE, N.W., SUITE 310, WASHINGTON, D.C. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD ALLOW AT LEAST FIVE (5) BUSINESS DAYS FOR DELIVERY.



    NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFERINGS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO, OR SOLICITATION OF, ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               TABLE OF CONTENTS


                                                                                                                PAGE
                                                                                                                -----
Incorporation of Certain Information by Reference..........................................................           2

Available Information......................................................................................           3

The Company................................................................................................           4

The Offering...............................................................................................           7

Risk Factors...............................................................................................           9

Price Range of Common Stock................................................................................          14

Dividend Policy............................................................................................          14

Description of Notes.......................................................................................          15

Description of Capital Stock...............................................................................          29

Certain Federal Tax Considerations.........................................................................          31

Selling Securityholders....................................................................................          33

Plan of Distribution.......................................................................................          34

Legal Matters..............................................................................................          35

Experts....................................................................................................          35


                             AVAILABLE INFORMATION


    The Company has filed with the Commission in Washington, D.C. a Registration Statement on Form S-3 under the Securities Act, with respect to the securities offered hereby. This Prospectus, which constitutes part of the Registration Statement, omits certain of the information contained in the Registration Statement and the exhibits and schedules thereto on file with the Commission pursuant to the Securities Act and the rules and the regulations of the Commission thereunder. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, and each such statement is qualified in all respects by such reference. The Company is subject to the informational requirements of the Exchange Act, and, in accordance therewith, files reports, proxy statements, and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Seven World Trade Center, Suite 1300, New York, New York 10048; and 500 West Madison Avenue, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates, or from the Commission's internet web site at http://www.sec.gov. In addition, such materials also may be inspected and copied at the offices of the Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006.

                                  THE COMPANY



    THE FOLLOWING IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND THE FINANCIAL STATEMENTS AND RELATED NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS OR INCORPORATED BY REFERENCE HEREIN. SEE "RISK FACTORS" FOR A DISCUSSION OF CERTAIN RISKS ASSOCIATED WITH AN INVESTMENT IN THE SECURITIES. UNLESS THE CONTEXT OTHERWISE REQUIRES, THE TERMS "U.S. OFFICE PRODUCTS" OR THE "COMPANY" REFER TO U.S. OFFICE PRODUCTS COMPANY, A DELAWARE CORPORATION, AND ITS SUBSIDIARIES AND PREDECESSORS. ALL REFERENCES TO YEARS, UNLESS OTHERWISE NOTED, REFER TO THE COMPANY'S FISCAL YEAR, WHICH ENDED ON APRIL 30 OF EACH YEAR UNTIL YEARS BEGINNING WITH THE 1997 FISCAL YEAR WHICH END ON THE LAST SATURDAY IN APRIL. THIS PROSPECTUS IS BEING USED BY THE SELLING SECURITYHOLDERS TO OFFER $86.25 MILLION AGGREGATE PRINCIPAL AMOUNT OF OFFERED NOTES AND THE UNDERLYING 1,819,620 SHARES OF COMMON STOCK (SUBJECT TO ADJUSTMENT UNDER CERTAIN CIRCUMSTANCES) ISSUED OR ISSUABLE UPON CONVERSION OF THE OFFERED NOTES (THE "OFFERING"). STATEMENTS CONTAINED HEREIN OR IN THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE MAY BE DEEMED TO BE FORWARD LOOKING. ACTUAL RESULTS MAY DIFFER FROM THOSE DISCUSSED IN SUCH FORWARD LOOKING STATEMENTS, WHICH ARE INHERENTLY UNCERTAIN, FOR THE REASONS, AMONG OTHERS, SET FORTH UNDER THE HEADING "RISK FACTORS," AS MODIFIED OR SUPERSEDED BY STATEMENTS CONTAINED IN DOCUMENTS THAT ARE SUBSEQUENTLY FILED AND INCORPORATED BY REFERENCE HEREIN.



    U.S. Office Products is one of the world's largest and fastest growing suppliers of a broad range of office products to corporate, commercial, industrial and educational customers. From its inception through September 17, 1996, the Company had acquired 91 companies (the "Completed Acquisitions"). In addition, as of September 17, 1996, the Company believed that the acquisition of an additional 20 companies that sell a variety of office supplies, office furniture, and coffee and breakroom supplies and services was probable (the "Pending Acquisitions"). The Company's objective is to be the leading single source supplier of a broad array of office and educational products and services for its corporate, commercial, industrial and educational customers. The Company generally has acquired and seeks to acquire companies with established sales presences and brand names in given geographic markets, and seeks to achieve operating efficiencies through consolidated purchasing of products and services and implementation of operational improvements. Currently, the Company sells a full range of over 28,000 office and educational products to customers in the United States, New Zealand and Australia.


    The Company operates with a decentralized management strategy rather than a standardized national model in an effort to provide superior customer service and retain the historical customers of acquired businesses while achieving the operating efficiencies of a large organization. The Company believes that many customers purchase office products based on an established long-term business relationship with one primary supplier. The Company seeks to foster such long-term relationships by preserving the authority of the local, experienced management who have the responsibility to provide customers with superior customer service. The Company believes that its decentralized management strategy, coupled with operating efficiencies, enables it to compete effectively in its target markets. The Company has initiated strategies designed to achieve operating efficiencies by: (i) generating cost savings through volume purchasing of office products; (ii) combining certain general and administrative functions at the corporate level and eliminating redundant facilities; (iii) implementing improved technology and operating systems; (iv) producing a Company-wide proprietary catalog in order to increase the percentage of office supplies purchased directly from manufacturers; and (v) increasing sales opportunities by broadening the complement of products and services it offers.

    The Company has an aggressive acquisition program utilizing a "hub and spoke" strategy for expansion into and around its targeted metropolitan areas. This strategy involves the acquisition of (i) a larger established, high quality local company, or hub, and (ii) additional smaller companies, or spokes, in secondary markets surrounding the hubs. Where possible, the operations of the acquired spokes are integrated into the operations of existing hubs, thereby eliminating a portion of the operating expenses of the acquired spokes. The Company also has begun to develop regional consolidation and integration plans to enable certain operational activities, such as warehousing, to be shared among the hubs and spokes that are located within a specific geographic area. The Company expects this regional approach to permit the elimination of duplicative facilities and costs. The Company believes that its decentralized management strategy, which includes the retention of local management, sales personnel and the names of the acquired companies, and other operating strategies described above, facilitate the identification of acquisition candidates and make it an attractive acquiror.


    As of September 17, 1996, the following are the principal markets that are served by the Company:



    -DOMESTIC OFFICE SUPPLIES. The Company sells office and related supplies and equipment in the domestic office contract stationer market from locations in 27 states. The Pending Acquisitions include five companies that sell supplies in this market.



    -OFFICE COFFEE SERVICES. The Company sells coffee, food, beverages and related supplies for breakrooms. The Pending Acquisitions include nine companies serving this market. Certain of these Pending Acquisitions will provide the Company with the right to distribute
     Starbucks-Registered Trademark- coffee to the corporate office market in certain geographic regions.



    -OFFICE FURNITURE. The Company sells contract, remanufactured and catalog furniture to the office furniture market. The Pending Acquisitions include one company that focuses on the furniture market.


    -SCHOOL SUPPLIES AND SCHOOL FURNITURE. The Company sells school and office supplies and school furniture to the kindergarten through 12th grade educational market through its School Specialty, Inc. subsidiary, which recently acquired five companies in this market.


    -INTERNATIONAL OFFICE PRODUCTS. In addition to its domestic operations, the Company sells office and educational products and equipment and certain other products and services in New Zealand and Australia through Blue Star Group Limited ("Blue Star"), acquired by the Company in February and June 1996, and Whitcoulls Group Limited ("Whitcoulls"), which Blue Star acquired in July 1996. See "Recent Developments." Through its subsidiaries, Whitcoulls also operates numerous retail book and stationery stores throughout New Zealand and Australia and manufactures commercial, scholastic and household stationery products. The Pending Acquisitions include five companies that are located in New Zealand and Australia.



    The Company is a Delaware corporation. Its executive offices are located at 1440 New York Avenue, N.W., Suite 310, Washington, D.C. 20005, and its telephone number is 202-628-9500.



                              RECENT DEVELOPMENTS



    ACQUISITION ACTIVITY. From the beginning of fiscal 1997 through September 17, 1996, the Company had acquired 43 businesses, of which 23 are contract stationers, six are office coffee services companies, five are furniture companies, six are school supplies and school furniture companies and three are office product and equipment companies in New Zealand and Australia. On July 26, 1996, the Company completed its largest acquisition since its inception when it purchased all of the outstanding stock of New Zealand-based Whitcoulls for total cash consideration of $220 million. Whitcoulls operates nine principal subsidiaries that it has acquired during the past six years. Through its subsidiaries, Whitcoulls sells a broad array of office, educational and printing products and services to the commercial, retail, government and school supply markets throughout New Zealand. In addition, Whitcoulls operates numerous stationery and book stores (including franchised stores) in New Zealand and Australia and manufactures commercial, scholastic and household stationery products. Whitcoulls had revenues of U.S. $450 million and earnings before interest and taxes of approximately U.S. $31.5 million for its fiscal year ended June 30, 1996.



    CREDIT FACILITY. In August 1996, the Company entered into an agreement with Bankers Trust Company (the "Bank") whereby the Bank, or a syndicate of financial institutions including the Bank, will provide the $500 million Credit Facility bearing interest, at the Company's option, at the Bank's base rate plus an applicable margin of up to 1.25%, or a eurodollar rate plus an applicable margin of up to 2.5%. The availability under the Credit Facility is subject to certain sub-limits including $100 million for working capital loans and $400 million for acquisition loans, with $180 million of the acquisition loan sub-limit available and expected to be used to refinance certain outstanding indebtedness of the Company in Australia and New Zealand. The Credit Facility is secured by a majority of the assets of the Company and contains customary covenants, including financial covenants with respect to the Company's leverage and interest coverage ratios, capital expenditures, payment of dividends and purchases and sales of assets, and customary default provisions, including provisions related to non-payment of principal and interest, default under other debt agreements and bankruptcy.



    SALE OF COMMON STOCK. In September 1996, the Company sold, in a privately negotiated transaction, 1,250,000 shares of Common Stock for $38.1 million to Quantum Partners LDC, a Cayman Islands-based investment vehicle advised by Soros Fund Management. The proceeds from the sale were used to reduce outstanding indebtedness and to fund acquisitions.

                                  THE OFFERING


    THIS PROSPECTUS RELATES TO THE OFFERING BY THE SELLING SECURITYHOLDERS OF BOTH THE OFFERED NOTES AND, TO THE EXTENT THE OFFERED NOTES HAVE BEEN, OR ARE, CONVERTED, THE COMMON STOCK. THE FOLLOWING SUMMARY OF CERTAIN TERMS OF THE OFFERED NOTES IS NOT COMPLETE AND IS QUALIFIED BY ALL OF THE TERMS AND CONDITIONS CONTAINED IN THE OFFERED NOTES AND IN THE INDENTURE (AS DEFINED HEREIN). FOR A MORE DETAILED DESCRIPTION OF THE TERMS OF THE OFFERED NOTES, SEE "DESCRIPTION OF NOTES."

THE COMMON STOCK


Common Stock outstanding as of September 17, 1996..................  41,726,449 shares (1)
Common Stock to be outstanding assuming conversion of the Notes,     53,045,239 shares
 including the Offered Notes, the conversion of the February Notes   (1)(2)
 and consummation of the Pending Acquisitions......................
Nasdaq National Market Symbol......................................  OFIS


------------------------

(1) Excludes 266,517 shares of Common Stock subject to options exercisable as of September 17, 1996.


(2) Assumes no adjustment to the conversion price of the Notes and the February Notes.

THE OFFERED NOTES


Securities Offered..................  $86,250,000 principal amount of 5 1/2% Convertible
                                       Subordinated Notes due 2003.

Interest Payment Dates..............  May 15 and November 15, beginning November 15, 1996.

Maturity............................  May 15, 2003.

Conversion..........................  The Offered Notes will be convertible at any time prior to redemption or maturity at the holder's
                                       option into shares of the Company's Common Stock at
                                       an initial conversion price of $47.40 per share
                                       (equivalent to approximately 21.10 shares of Common
                                       Stock for each $1,000 principal amount of Notes)
                                       (the "Conversion Price").

Optional Redemption.................  The Offered Notes are not redeemable at the option of the Company prior to May 22, 1998. At any time on or
                                       after such date, the Offered Notes will be
                                       redeemable on at least 30 days notice at the option
                                       of the Company, in whole or in part at any time,
                                       initially at 103.929% and thereafter at prices
                                       declining to 100% of the principal amount of the
                                       Offered Notes at maturity, together with accrued and
                                       unpaid interest, except that the Offered Notes may
                                       not be redeemed prior to May 15, 1999 unless the
                                       closing price of the Common Stock is at least 150%
                                       of the Conversion Price for at least 20 trading days
                                       within a period of 30 consecutive trading days
                                       ending on the fifth trading day prior to the notice
                                       of redemption. See "Description of Notes -- Optional
                                       Redemption by the Company."

Repurchase at Option of Holders Upon
 a Designated Event.................  In the event of a Designated Event (as defined herein), each holder may require the Company to
                                       repurchase all or a portion of such holder's Offered
                                       Notes at 100% of the principal amount thereof plus
                                       accrued and unpaid

                                       interest to the repurchase date. See "Risk Factors
                                       -- Limitations on Repurchase of Notes Upon a
                                       Designated Event" and "Description of the Notes --
                                       Repurchase at Option of Holders Upon a Designated
                                       Event."

Subordination.......................  The Offered Notes are subordinate to all existing and future Senior Indebtedness of the Company. As of
                                       July 27, 1996, the Company had approximately $35.0
                                       million of Senior Indebtedness and $174.0 million of
                                       indebtedness of its subsidiaries that is not
                                       considered Senior Indebtedness. The Company expects
                                       to refinance approximately $180.0 million of
                                       indebtedness (including the existing $35.0 million
                                       of Senior Indebtedness) using its $500 million
                                       Credit Facility, resulting in $180.0 million of
                                       aggregate Senior Indebtedness. The Indenture
                                       contains no limitations on the incurrence of
                                       additional Senior Indebtedness or other indebtedness
                                       by the Company and its subsidiaries. See
                                       "Description of Notes -- Subordination."

Trading.............................  The Notes are traded on the Luxembourg Stock Exchange and, prior to their resale pursuant to this
                                       Prospectus, the Offered Notes were eligible for
                                       trading on the PORTAL Market. The Offered Notes sold
                                       pursuant to this Prospectus will no longer be
                                       eligible for trading on the PORTAL Market.

Risk Factors........................  An investment in the Securities involves a high degree of risk. See "Risk Factors" for a discussion
                                       of certain factors that should be considered in
                                       evaluating an investment in the Securities.



                                USE OF PROCEEDS



    The Company will not receive any of the proceeds from the sale of the Securities offered hereby.



                       RATIO OF EARNINGS TO FIXED CHARGES



    The following table sets forth the ratio of earnings to fixed charges for the Company and its consolidated subsidiaries for the periods shown. The ratios were derived from the audited consolidated financial statements of the Company for the years ended April 30, 1994, 1995 and 1996, and from the unaudited consolidated financial statements of the Company for the years ended April 30, 1992 and 1993 and for the three months ended July 27, 1996.



                                                                              YEAR ENDED APRIL 30,                    THREE MONTHS
                                                              -----------------------------------------------------       ENDED
                                                                1992       1993       1994       1995       1996      JULY 27, 1996
                                                              ---------  ---------  ---------  ---------  ---------  ---------------
Ratio of Earnings to Fixed Charges..........................        2.4        1.8        2.4        2.5        1.9           2.5



    In computing the ratio of earnings to fixed charges: (i) earnings are based on income before taxes and fixed charges, and (ii) fixed charges consist of interest expense, amortization of deferred financing costs and the estimated interest component of rent expense.

                                  RISK FACTORS

    PROSPECTIVE PURCHASERS OF THE SECURITIES OFFERED HEREBY SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS, AS WELL AS THE OTHER INFORMATION IN THIS PROSPECTUS OR INCORPORATED HEREIN BY REFERENCE, IN EVALUATING AN INVESTMENT IN THE SECURITIES.

RISKS RELATED TO THE COMPANY'S ACQUISITION STRATEGY


    One of the Company's strategies is to increase its revenues and the markets it serves through the acquisition of additional businesses offering a broad array of office and educational products, equipment and services. From its inception through September 17, 1996, the Company made 91 acquisitions. The Company intends to continue to make additional acquisitions, including the 20 Pending Acquisitions. There can be no assurance that acquisitions will occur at the same pace or be available to the Company on favorable terms, if at all. For example, if the price of a share of Common Stock declines over a sustained period, the owners of potential acquisition targets may not be willing to receive shares of Common Stock in exchange for their businesses, thereby adversely affecting the pace of the Company's acquisition program. Such an effect on the pace of the Company's acquisition program could further reduce the price of a share of Common Stock, to the further detriment of the Company's acquisition strategy. In addition, the consolidation of the domestic contract stationer industry has reduced the number of larger companies available for sale, which could lead to higher prices being paid to acquire the remaining domestic, independent companies.



    The Company's ability to manage an aggressive consolidation program in markets other than the domestic contract stationer market, including furniture, office coffee services and school supplies and school furniture, has not yet been fully tested. In addition, there can be no assurance that companies that have been acquired or that may be acquired in the future will achieve sales and profitability that justify the investment therein. Acquisitions may involve a number of special risks that could have a material adverse effect on the Company's operations and financial performance, including adverse short-term effects on the Company's reported operating results; diversion of management's attention; difficulties with the retention, hiring and training of key personnel; risks associated with unanticipated problems or legal liabilities; and amortization of acquired intangible assets.



    There can be no assurance that definitive agreements for the Pending Acquisitions will be executed or that the Pending Acquisitions will be consummated. The Company is in discussions with additional acquisition candidates and expects that it will enter into agreements with respect to the acquisition of such businesses from time to time.


INTEGRATION OF ACQUISITIONS AND LIMITED COMBINED OPERATING HISTORY


    U.S. Office Products was founded in October 1994 and conducted no operations prior to the acquisition of its founding companies in February 1995. From its inception through September 17, 1996, U.S. Office Products acquired 91 companies, and it intends to continue to make acquisitions. In most cases, the managers of the acquired companies have continued to operate their companies after being acquired by U.S. Office Products. There can be no assurance that the Company will be able to successfully integrate these companies within U.S. Office Products' operations without substantial costs, delays or other problems. In addition, there can be no assurance that the Company's executive management group will be able to oversee the combined entity and effectively implement the Company's operating or growth strategies in each of the markets that the Company serves. Finally, there can be no assurance that the pace of the Company's acquisitions will not adversely affect the Company's efforts to integrate acquisitions and manage those acquisitions profitably.


INTERNATIONAL EXPANSION


    As of September 17, 1996, the Company's international operations were in New Zealand and Australia. The Company recently expanded its international operations significantly with the acquisition of the remaining 49% of Blue Star in June 1996 and the acquisition of Whitcoulls in July 1996. In addition to their contract stationery, office furniture, and school supply and school furniture operations, Blue Star and its subsidiaries, including Whitcoulls, have other operations that the Company's domestic operations currently do not have, including retail book and stationery stores, printing operations, office product manufacturing and the sale, leasing, maintenance and design of telecommunications and office automation equipment and products. If the Company had acquired Whitcoulls as well as the other Completed Acquisitions and the Pending Acquisitions at the beginning of fiscal 1996, the Company's international operations would have accounted for approximately 33.1% of the Company's fiscal 1996 pro forma revenues of $2.2 billion. In fiscal 1996, international operations constituted approximately 6% of actual 1996 revenues. The Company is making additional acquisitions in New Zealand and Australia, both directly and through Blue Star, and plans to enter other international markets, including England. The Company intends to focus significant attention and resources on international expansion in the future and expects foreign sales to represent a significant proportion of the Company's total sales. Expansion into international markets involves additional risks relating to currency exchange rates, new and different legal, regulatory and competitive requirements, difficulties in staffing and managing foreign operations, different business lines and other factors.


DEPENDENCE ON IMPLEMENTATION AND OPERATION OF SYSTEMS

    The Company believes that the successful operation of the businesses that it has acquired and intends to acquire depends in part on the implementation of inventory management and financial systems. The Company may experience delays, complications or expenses in implementing, integrating and operating these systems, any of which could have a material adverse effect on the Company's results of operations and financial performance. In addition, interruptions or disruptions in systems operations could adversely affect the financial results of particular locations. Finally, while the Company believes that its operating and technology systems will be adequate for its current needs, such systems will require modification, improvement or replacement as the Company expands or as new technologies make the Company's systems obsolete. Such modifications, improvements or replacements may require substantial expenditures to design and implement and may require interruptions in operations during periods of implementation, any of which could have a material adverse effect on the Company's results of operations and financial performance.

SUBSTANTIAL COMPETITION

    The Company operates in a highly competitive environment. In the markets in which the Company operates, the Company competes with a large number of smaller, independent companies, many of which are well-established in their markets. In addition, in the contract stationer market, the Company competes with five large office products companies, each of which has significant financial resources. Several of the Company's large competitors operate in many of the Company's geographic and product markets, and other competitors may choose to enter the Company's geographic and product markets in the future. In addition, as a result of this competition, the Company may lose customers or have difficulty acquiring new customers. As a result of competitive pressures on the pricing of products, the Company's revenues and/or margins may decline.

INCREASES IN PRICES OF PAPER AND COFFEE

    The prices of paper and coffee fluctuate. Although the Company believes that, to date, it generally has been able to increase its prices to its customers to reflect increases in paper and coffee costs, it may not be able to do so in the future. In addition, timing differences between increases in paper and coffee prices paid by the Company and the implementation of price increases to the Company's customers may have an adverse effect on the Company's operating margins.

CONSIDERATION FOR OPERATING COMPANIES EXCEEDS ASSET VALUE


    The purchase prices of the Company's acquisitions have not been established by independent appraisals, but generally have been determined through arm's-length negotiations between the Company and representatives of such companies. The consideration for each such company has been based primarily on the value of such company as a going concern and not on the value of the acquired assets. Valuations of these companies determined solely by appraisals of the acquired assets would have been less than the consideration paid (or to be paid) for the companies. No assurance can be given that the future performance of such companies will be commensurate with the consideration paid. Moreover, the Company has incurred and expects to continue to incur significant amortization charges resulting from consideration paid in excess of the fair value of the net assets of the companies acquired in business combinations accounted for under the purchase method of accounting.


EFFECT OF QUARTERLY FLUCTUATIONS IN OPERATING RESULTS ON PRICE OF COMMON STOCK

    The Company's business is subject to seasonal influences. The Company's historical sales and profitability in its core office products business have been lower in the first two quarters of its fiscal year, primarily due to the lower level of business activity in North America during the summer months. The seasonality of the core office products business, however, is expected to be impacted by the seasonality of its other operations, which have been expanding through acquisitions. For example, the sales and profitability of the Company's school supplies and school furniture business have been higher during the Company's first and second quarters and significantly lower in its third and fourth quarters, and the sales and profitability of the Company's operations in New Zealand and Australia have generally been higher in the Company's third quarter. As the Company's mix of businesses evolves through future acquisitions, these seasonal fluctuations may continue to change. In addition, quarterly results also may be materially affected by the timing of acquisitions, the timing and magnitude of costs related to such acquisitions, variations in the prices paid by the Company for the products it sells, the mix of products sold and general economic conditions. Therefore, results for any quarter are not necessarily indicative of the results that the Company may achieve for any subsequent fiscal quarter or for a full fiscal year. Fluctuations caused by variations in quarterly operating results may adversely affect the market price of the Common Stock.


NEED FOR ADDITIONAL FINANCING TO CONTINUE ACQUISITION STRATEGY



    The Company has financed most acquisitions, and intends to finance future acquisitions in the United States, by using cash and shares of Common Stock. The Company has filed a shelf registration statement with the Commission relating to the registration of 19,174,575 shares of Common Stock to be used as consideration for acquisitions by the Company, of which approximately 9,711,320 shares will remain available assuming consummation of the Pending Acquisitions on their original terms. In addition, the Company expects to register additional shares of Common Stock to be used in acquisitions. The Company also has sold debt and equity securities to raise cash proceeds for acquisitions. In May and June 1996, the Company completed the sales of $230 million in aggregate principal amount of Notes. The proceeds from the sale of the Notes were used for general corporate purposes, including to pay the cash consideration ($220 million) for the acquisition of Whitcoulls. In addition, in September 1996, the Company sold, in a privately negotiated transaction, 1,250,000 shares of Common Stock for $38.1 million. The proceeds from such sale were used to reduce outstanding indebtedness and to fund acquisitions. The Company expects that future acquisitions outside the United States may be for cash consideration. See "Recent Developments."



    Assuming that the current pace of the Company's acquisitions continues, the Company will need additional debt or equity financing in order to continue its acquisition program. There can be no assurance that the Company will be able to obtain such financing if and when it is needed or that any such financing will be available on terms the Company deems acceptable. In August 1996, the Company entered into the $500 million Credit Facility. The amount available to be borrowed under the Credit Facility for acquisitions will vary from time to time depending on the level of, on a pro forma basis reflecting consummated acquisitions, the Company's consolidated earnings before interest, taxes, depreciation and amortization ("EBITDA") and the Company's total indebtedness and related interest expense. If the Company does not have sufficient cash resources to pay the cash consideration for acquisitions, or if potential acquisition candidates are unwilling to accept the Common Stock as part of the consideration for the sale of their businesses because the Common Stock does not maintain sufficient value or for other reasons, the Company may be unable to continue the current pace of its aggressive acquisition program, which could have a material adverse impact on the Company and the market price of its Common Stock.

RELIANCE ON KEY PERSONNEL


    The Company's operations depend on the continued efforts of Jonathan J. Ledecky, its Chairman of the Board and Chief Executive Officer, Timothy J. Flynn, its President and Chief Operating Officer, its other executive officers and the senior management of its subsidiaries. Furthermore, the Company will likely depend on the senior management of companies that may be acquired in the future. If any of these people become unable to continue in their present roles, or if the Company is unable to attract and retain other skilled employees, the Company's business would be adversely affected. The Company currently does not intend to obtain key man life insurance covering any of its executive officers or other members of senior management.


CONTROL BY MANAGEMENT AND STOCKHOLDERS


    As of September 17, 1996, officers and directors of the Company and its subsidiaries beneficially own approximately 28.4% of the outstanding shares of Common Stock. Assuming consummation of all of the Pending Acquisitions and the issuance of the expected number of shares of Common Stock in such acquisitions, the officers and directors of the Company and its subsidiaries will beneficially own 27.5% of the outstanding shares of Common Stock. These stockholders acting together may be able to elect a sufficient number of directors to control the Board of Directors and to approve or disapprove any matter submitted to a vote of stockholders.


RISKS RELATED TO UNIONIZED EMPLOYEES

    A small number of the Company's employees are members of labor unions. If unionized employees were to engage in a strike or other work stoppage, or if other employees were to become unionized, the Company could experience a disruption of operations or higher labor costs.

POTENTIAL EFFECT OF SHARES ISSUED IN ACQUISITIONS ON PRICE OF COMMON STOCK


    As of September 17, 1996, there were 41,726,449 shares of Common Stock of the Company outstanding, of which approximately 4,900,328 shares are subject to contractual restrictions on the transfer thereof (other than restrictions relating to shares issued in transactions accounted for under the pooling-of-interests method of accounting, described below). These contractual restrictions expire at various times, generally up to two years from the date of issuance of the shares. The contractual restrictions on 2,321,800 shares will expire at various dates up to February 23, 1997.



    The Company has an aggressive acquisition program under which it periodically makes, and expects to continue to make, acquisitions that are accounted for under the pooling-of-interests method of accounting. Under the pooling-of-interests method of accounting, the affiliates of acquired companies must be free to sell or otherwise transfer shares of the Common Stock received in the acquisition, subject to their compliance with federal securities laws, as soon as the Company releases results of operations that reflect the combined operations of the Company and the acquired company for a minimum of 30 days. For example, the Company has issued, and expects to issue, approximately 3,829,431 million shares of Common Stock in connection with acquisitions that were recently completed or are Pending Acquisitions expected to be completed in the near future and that were or will be accounted for under the pooling-of-interests method of accounting. Such shares will become freely transferable at the time the Company publicly announces results of operations for the second quarter of fiscal 1997, subject to certain volume and other restrictions of Rule 145(d) of the Securities Act applicable to affiliates of the acquired companies. In addition, the Company expects to complete additional acquisitions in the future that will be accounted for under the pooling-of-interests method. If a significant number of shares of Common Stock are issued in acquisitions that are consummated in close proximity to each other, such shares will become freely transferable at the same time. If a large number of shares are sold by stockholders in the market as soon as their shares became freely transferable, the price of the Common Stock could be adversely affected.

ANTI-TAKEOVER EFFECT OF CERTAIN CHARTER PROVISIONS

    The Board of Directors of the Company is empowered to issue preferred stock without stockholder action. The existence of this "blank-check" preferred stock could render more difficult or discourage an attempt to obtain control of the Company by means of a tender offer, merger, proxy contest or otherwise.

SUBORDINATION OF NOTES AND ABSENCE OF FINANCIAL COVENANTS


    The indebtedness evidenced by the Offered Notes is subordinate to the prior payment in full of all Senior Indebtedness (as defined herein). As of July 27, 1996, the Company had approximately $35.0 million of Senior Indebtedness and $174.0 million of indebtedness of its subsidiaries that is not Senior Indebtedness. The Company expects to refinance approximately $180.0 million of indebtedness (including the existing $35.0 million of Senior Indebtedness) using its $500 million Credit Facility, which would result in $180.0 million of aggregate Senior Indebtedness. The Indenture does not limit the amount of future indebtedness, including Senior Indebtedness, which the Company or any of its subsidiaries can create, incur, assume or guarantee. The Company expects to incur additional debt under the Credit Facility in connection with acquisitions and for working capital. Upon any distribution of assets of the Company upon any dissolution, winding up, liquidation or reorganization, the payment of the principal and interest on the Offered Notes is subordinated to the extent provided in the Indenture to the prior payment in full of all Senior Indebtedness. The Company also may not make any payment upon or in respect of the Offered Notes (i) if a default in the payment of the principal of, premium, if any, interest or other payment due on Senior Indebtedness occurs and is continuing beyond any applicable period of grace or (ii) for 180 days if any other default occurs and is continuing with respect to Designated Senior Indebtedness (as defined herein) that permits holders of the Designated Senior Indebtedness as to which such default relates to accelerate its maturity and the Trustee (as defined herein) and the Company receive a notice of such default from a holder of at least $5 million in outstanding principal amount of Designated Senior Indebtedness. By reason of the subordination, in the event of the Company's liquidation or dissolution, holders of Senior Indebtedness may receive more, ratably, and holders of the Offered Notes may receive less, ratably, than the other creditors of the Company. In addition, the Offered Notes are obligations exclusively of the Company and not of any of its subsidiaries. The Company's cash flow and ability to service debt, including the Offered Notes, may be dependent upon the earnings of its subsidiaries and the distribution of those earnings to, or upon the payment of royalties, license fees, loans or other funds by those subsidiaries to, the Company. The subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Offered Notes or to make any funds available therefor, whether by dividends, loans or other payments. In addition, the payment of dividends and the making of loans and advances to the Company by its subsidiaries may be subject to statutory, contractual or other restrictions and are dependent upon the earnings of those subsidiaries. See "Description of Notes -- Subordination."


LIMITATIONS ON REPURCHASE OF NOTES UPON A DESIGNATED EVENT


    Although the Indenture provides each holder of Offered Notes with certain rights, at the holder's option, to require the Company to repurchase all or a portion of such holder's Offered Notes upon the occurrence of a Designated Event (as defined herein), the Company may not be able to repurchase such Offered Notes. If a Designated Event were to occur, the Company's repurchase of Offered Notes would be prohibited by the Company's Credit Facility, and may be prohibited or limited by, or create an event of default under, the terms of agreements relating to borrowings which the Company may enter into from time to time, including agreements relating to Senior Indebtedness. In addition, there can be no assurance that the Company would have sufficient funds to pay the repurchase price for Offered Notes tendered by the holders thereof. Failure of the Company to repurchase Offered Notes at the option of the holder upon a Designated Event would result in an Event of Default with respect to the Offered Notes. No Offered Notes may be redeemed at the option of holders upon a Designated Event if there has occurred and is continuing an Event of Default (other than a default in payment of the repurchase price with respect to such Offered Notes on the repurchase date). See "Description of Notes -- Repurchase at Option of Holders Upon a Designated Event."

ABSENCE OF EXISTING MARKET FOR NOTES

    The Notes are listed on the Luxembourg Stock Exchange and, prior to their resale pursuant to this Prospectus, the Offered Notes were eligible for trading on the PORTAL Market. The Offered Notes sold pursuant to this Prospectus will no longer be eligible for trading on the PORTAL Market. There can be no assurance that an active trading market for the Offered Notes will develop or, if such a market develops, that the market will be liquid. The Managers have advised the Company that they currently intend to make a market in the Offered Notes, but they are not obligated to do so and may discontinue such market making at any time. There can be no assurance that an active market for the Offered Notes will develop and continue upon completion of this Offering or that the market price of the Offered Notes will not decline. Various factors and events such as increased competition, quarter-to-quarter variations in financial results, changes in prevailing interest rates, changes in perceptions of the Company's creditworthiness, or a decline in the market price of the Common Stock could cause the market price of the Offered Notes to fluctuate significantly.

                          PRICE RANGE OF COMMON STOCK


    The Common Stock has traded on the Nasdaq National Market since February 15, 1995. On September 27, 1996, the last sale price of the Common Stock was $35.88 per share. On September 17, 1996, there were approximately 423 shareholders of record of the Company's Common Stock. The following table sets forth the range of high and low sale prices for the Common Stock, as reported on the Nasdaq National Market, for the period from February 15, 1995, the date of the Company's initial public offering, through September 27, 1996.



                                                                         HIGH         LOW
                                                                       ---------  ------------
FISCAL YEAR 1995
  Fourth fiscal quarter..............................................  $   15.50  $   10.00(1)
FISCAL YEAR 1996
  First fiscal quarter...............................................  $  15.875  $   10.50
  Second fiscal quarter..............................................  $  18.125  $   13.50
  Third fiscal quarter...............................................  $  26.375  $   16.25
  Fourth fiscal quarter..............................................  $   40.00  $   22.00
FISCAL YEAR 1997
  First fiscal quarter...............................................  $   45.50  $   24.50
  Second fiscal quarter through September 27, 1996...................  $   36.00  $   24.75


------------------------
(1) Represents the initial public offering price.

                                DIVIDEND POLICY


    The Company does not anticipate paying any cash dividends on its shares of Common Stock in the foreseeable future, because it intends to retain its earnings, if any, to finance the expansion of its business and for general corporate purposes. Any payment of future dividends will be at the discretion of the Board of Directors and will depend upon, among other things, the Company's earnings, financial condition, capital requirements, level of indebtedness, contractual restrictions with respect to the payment of dividends and other factors that the Company's Board of Directors deems relevant. Further, the Company's Credit Facility prohibits the payment of dividends without the lender's consent.

                              DESCRIPTION OF NOTES

    The Notes, including the Offered Notes, were issued under an indenture dated as of May 22, 1996 (the "Indenture"), between the Company and The Chase Manhattan Bank, N.A., as trustee (the "Trustee"). The terms of the Notes include those stated in the Indenture and those made a part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "TIA"), as in effect on the date of the Indenture. The following is a summary of important terms of the Notes, including the Offered Notes (except as otherwise provided), and does not purport to be complete. Reference should be made to all provisions of the Indenture, including the definitions therein of certain terms and all terms made a part of the Indenture by reference to the TIA, a copy of which is filed as an exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended April 30, 1996. As used in this "Description of Notes," the "Company" refers only to U.S. Office Products Company and does not, unless the context otherwise indicates, include any of its subsidiaries.

GENERAL


    In May and June 1996, the Company issued an aggregate principal amount of $230 million of 5 1/2% Convertible Subordinated Notes due 2003.


    The Notes are general unsecured obligations of the Company subordinate in right of payment to certain other obligations of the Company as described under "-- Subordination," and convertible into Common Stock as described under "-- Conversion." The Notes were issued only in denominations of $1,000, $10,000 or any integral multiple thereof and will mature on May 15, 2003, unless earlier redeemed at the option of the Company or repurchased by the Company at the option of the holder upon a Designated Event (as defined herein).

    The Notes bear interest from May 22, 1996 at the annual rate of 5 1/2%, payable semi-annually on May 15 and November 15, commencing on November 15, 1996, to holders at the close of business on the preceding April 30 and October 31, respectively (other than with respect to a Note or portion thereof called for redemption on a redemption date, or repurchased in connection with a Designated Event on a repurchase date, at any time during the period from a record date, but excluding the next succeeding interest payment date in which case accrued interest shall be payable (unless such Note or portion thereof is converted) to the holder of the Note or portion thereof redeemed or repurchased). Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

    No service charge will be made for any registration or transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. The Company is not required to register the transfer of or exchange (i) any Note for a period of 15 days next preceding any selection of Notes to be redeemed, (ii) any Note or portion thereof selected for redemption, (iii) any Note or portion thereof surrendered for conversion or (iv) any Note or portion thereof surrendered for repurchase in connection with a Designated Event.

    The Indenture does not contain any restrictions on the payment of dividends or the repurchase of securities of the Company or any financial covenants. The Indenture contains no covenants or other provisions to afford protection to holders of Notes in the event of a highly leveraged transaction or a change in control of the Company except to the extent described under "-- Repurchase at Option of Holders Upon a Designated Event" below.

EXCHANGE AND TRANSFER


    At the option of the holder thereof and subject to the terms of the Notes and of the Indenture, the Notes will be exchangeable for an equal aggregate principal amount of Notes of different authorized denominations, in each case without service charge (other than the cost of delivery) and upon payment of any taxes and other governmental charges. The Notes (other than Notes issued pursuant to Regulation S under the Securities Act in bearer form ("Bearer Notes")) shall be registered as provided in the Indenture. The registered holder of a Note will be treated by the Company, the Trustee and their respective agents for all purposes as the owner of such Note.

    The transfer of the Notes (other than Bearer Notes) may be registered, and the Notes may be presented in exchange for other Notes of different authorized denominations, at the office of the Trustee in The City of New York, without service charge (other than the cost of delivery) and upon payment of any taxes or other governmental charges. The Notes may also be presented for purposes of transfer (other than Bearer Notes) or such exchange at the offices of the paying agents in London (which will initially be The Chase Manhattan Bank, N.A.) or the transfer agent in Luxembourg (which will initially be Chase Manhattan Bank Luxembourg, S.A.), or such other paying agents as may be specified in notices to the holders of the Notes.

    The Company will not be required in the event of a redemption in part, (i) to register the transfer of the Notes for a period of 15 days immediately preceding the date on which notice is given identifying the serial numbers of the Notes called for such redemption; or (ii) to register the transfer of or exchange any such Notes, or portion thereof, called for redemption.

CONVERSION


    The holders of the Notes will be entitled at any time before the close of business on the last trading day prior to the final maturity date of the Notes, subject to prior redemption or repurchase, to convert any Notes or portions thereof (in a $1,000 denomination or multiples thereof) into Common Stock of the Company, at the conversion price of $47.40 per share, subject to adjustment as described below. Except as described below, no adjustment will be made on conversion of any Note for interest accrued thereon or for dividends on any Common Stock issued. If Notes are converted after a record date for the payment of interest and prior to the next succeeding interest payment date, such Notes, other than Notes called for redemption during such period, must be accompanied by funds equal to the interest payable on such succeeding interest payment date on the principal amount so converted. The Company is not required to issue fractional shares of Common Stock upon conversion of Notes and, in lieu thereof, will pay a cash adjustment based upon the market price of the Common Stock during the last 10 trading days prior to the date of conversion. In the case of Notes called for redemption, conversion rights will expire at the close of business on the trading day preceding the date fixed for redemption, unless the Company defaults in payment of the redemption price in which case the conversion right will terminate at the close of business on the date such default is cured. In the event any holder exercises its repurchase right upon a Designated Event, such holder's conversion right will terminate upon submission of written notice of exercise of such repurchase right together with the Notes as to which such right is being exercised. See "-- Repurchase at Option of Holders Upon a Designated Event."



    The right of conversion attaching to any Note may be exercised by the holder by delivering the Note at the specified office of a conversion agent, accompanied by a duly signed and completed notice of conversion, together with any funds that may be required as described in the preceding paragraph. The conversion date shall be the date on which the Note, the duly signed and completed notice of conversion, and any funds that may be required as described in the preceding paragraph shall have been so delivered. A holder delivering a Note for conversion will not be required to pay any taxes or duties payable with respect to the issue or delivery of Common Stock on conversion, but will be required to pay any tax or duty which may be payable with respect to any transfer involved in the issue or delivery of the Common Stock in a name other than the holder of the Note. Certificates representing shares of Common Stock will not be issued or delivered unless all taxes and duties, if any, payable by the holder have been paid.


    The initial conversion price of $47.40 per share of Common Stock is subject to adjustment (under formulae set forth in the Indenture) in certain events, including: (i) the issuance of Common Stock as a dividend or distribution on Common Stock of the Company; (ii) certain subdivisions and combinations of the Common Stock; (iii) the issuance to all holders of Common Stock of certain rights or warrants to purchase Common Stock at less than the current market price of the Common Stock; (iv) dividends or other distribution to all holders of Common Stock of shares of capital stock of the Company (other than Common Stock) or evidences of indebtedness of the Company, cash or other assets (including securities, but excluding those rights, warrants, dividends and distributions referred to in clauses (i) and (iii) above and dividends and distributions paid exclusively in cash); (v) dividends or other distributions consisting exclusively of cash (excluding any cash portion of distributions referred to in clause (iv)) to all holders of Common Stock in an aggregate amount that, combined together with (A) all other such all-cash distributions made within the preceding 12 months with respect to which no adjustment has been made plus (B) any cash and the fair market value of other consideration payable with respect to any tender offers by the Company or any of its subsidiaries for Common Stock concluded within the preceding 12 months with respect to which no adjustment has been made, exceeds 10% of the Company's market capitalization (being the product of the then current market price of the Common Stock times the number of shares of Common Stock then outstanding) on the record date for such distribution; (vi) the purchase of Common Stock pursuant to a tender offer made by the Company or any of its subsidiaries which involves an aggregate consideration that, together with (X) any cash and the fair market value of any other consideration payable in any other tender offer by the Company or any of its subsidiaries for Common Stock expiring within the 12 months preceding such tender offer with respect to which no adjustment has been made plus (Y) the aggregate amount of any such all-cash distributions referred to in clause (v) above to all holders of Common Stock within the 12 months preceding the expiration of such tender offer in respect of which no adjustments have been made, exceeds 10% of the Company's market capitalization on the expiration of such tender offer; and (vii) payment in respect of a tender offer or exchange offer by a person other than the Company or any subsidiary of the Company in which, as of the closing of the offer, the Board of Directors is not recommending rejection of the offer. The Company is entitled, in lieu of making certain adjustments under clause (v) above, to provide that, subject to satisfying certain conditions, upon conversion of the Notes, the holders of the Notes will receive, in addition to the Common Stock issuable upon conversion of such Notes, the amount of such distribution referred to in clause (v). The adjustment referred to in clause
(vii) above will only be made if the tender offer or exchange offer is for an amount which increases that person's ownership of Common Stock to more than 25% of the total shares of Common Stock outstanding and if the cash and value of any other consideration included in such payment per share of Common Stock exceeds the current market price per share of Common Stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange. The adjustment referred to in clause (vii) above will not be made, however, if, as of the closing of the offer, the offering documents with respect to such offer disclose a plan or an intention to cause the Company to engage in any transaction of the type described in "-- Consolidation, Merger or Assumption."


    No adjustment in the conversion price will be required unless such adjustment would require a change of at least 1% in the conversion price then in effect; PROVIDED that any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. Except as stated above, the conversion price will not be adjusted for the issuance of Common Stock or any securities convertible into or exchangeable for Common Stock or carrying the right to purchase any of the foregoing.


    Subject to the rights of holders of Notes described below under "-- Repurchase at Option of Holders Upon a Designated Event," in the case of (i) any reclassification or change of the outstanding Common Stock (other than changes in par value or resulting from a subdivision or combination of Common Stock) or
(ii) a consolidation, merger or combination involving the Company or a sale or conveyance to another corporation of the property and assets of the Company as an entirety or substantially as an entirety, in each case as a result of which holders of Common Stock shall be entitled to receive stock, other securities, other property or assets (including cash) with respect to or in exchange for such Common Stock, the holders of the Notes then outstanding will be entitled thereafter to convert such Notes into the kind and amount of shares of stock, other securities or other property or assets which they would have owned or been entitled to receive upon such reclassification, change, consolidation, merger, combination, sale or conveyance had such Notes been converted into Common Stock immediately prior to such reclassification, change, consolidation, merger, combination, sale or conveyance (assuming, in a case in which the Company's stockholders may exercise rights of election, that a holder of Notes would not have exercised any rights of election as to the stock, other securities or other property or assets receivable in connection therewith and would have received per share the kind and amount received per share by a plurality of non-electing shares). If the provisions of this paragraph apply to any reclassification, change of Common Stock, consolidation, merger, combination, sale or conveyance, then the adjustments to the conversion price described above will not be made with respect to such reclassification, change of Common Stock, consolidation, merger, combination, sale or conveyance.


    In the event of a taxable distribution to holders of Common Stock (or other transaction) which results in any adjustment of the conversion price, the holders of Notes may, in certain circumstances, be deemed to have received a distribution subject to income tax as a dividend. In certain other circumstances, the absence of such an adjustment may result in a taxable dividend to the holders of Common Stock. See "Certain Federal Tax
Considerations."

    The Company from time to time may, to the extent permitted by law, reduce the conversion price of the Notes by any amount for any period of at least 20 days, in which case the Company shall give at least 15 days' notice of such reduction, if the Board of Directors has made a determination that such a decrease would be in the best interests of the Company, which determination shall be conclusive. The Company also may, at its option, make such reductions in the conversion price, in addition to those set forth above, as the Board of Directors deems advisable to avoid or diminish any income tax to holders of Common Stock or rights to purchase Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes. See "Certain Federal Tax Considerations."

OPTIONAL REDEMPTION BY THE COMPANY


    The Notes are not redeemable at the option of the Company prior to May 22, 1998. At any time on or after that date the Notes may be redeemed in full at the Company's option upon notice of a redemption given once not less than 45 and not more than 60 days prior to such redemption or in part upon notice of a redemption given twice, the first such notice given not less than 45 and not more than 60 days prior to such redemption and the second such notice to be given not less than 30 and not more than 45 days prior to such redemption, at the following prices (expressed in percentages of the principal amount), together with accrued interest to, but excluding, the date fixed for redemption; PROVIDED, HOWEVER, that the Company may not redeem the Notes prior to May 15, 1999 unless the closing price of the Common Stock on the principal stock exchange or market on which the Common Stock is then quoted or admitted to trading equals or exceeds 150% of the conversion price for at least 20 trading days within a period of 30 consecutive trading days ending on the fifth trading day prior to the date the notice of redemption is first mailed to the holders of the Notes, and PROVIDED FURTHER, that if a redemption date is an interest payment date, the semi-annual payment of interest becoming due on such date shall be payable to the holder of record as of the relevant record date.


    If redeemed during the period beginning May 22, 1998 and ending May 14, 1999, the redemption price shall be 103.929%. Thereafter, for the 12-month period beginning May 15:

                                                                         REDEMPTION
YEAR                                                                        PRICE
-----------------------------------------------------------------------  -----------
1999...................................................................    103.143%
2000...................................................................    102.357%
2001...................................................................    101.571%
2002...................................................................    100.786%

    and 100% at May 15, 2003.


    If fewer than all the Notes are to be redeemed, the Trustee will select the Notes to be redeemed in principal amounts of $1,000, or multiples thereof, by lot or, in its sole discretion, on a pro rata basis. If any Note is to be redeemed in part only, a new Note or Notes in principal amount equal to the unredeemed principal portion thereof will be issued. If a portion of a holder's Notes is selected for partial redemption and such holder converts a portion of such Notes, such converted portion shall be deemed to be taken from the portion selected for redemption.

    No sinking fund is provided for the Notes.

    MANDATORY REDEMPTION OF CERTAIN REGULATION S NOTES. Except as set forth in the next succeeding paragraph, the Company will be required to redeem the Bearer Notes, in whole but not in part, at 100% of their principal amount, together with accrued and unpaid interest to the date fixed for redemption, less applicable withholding taxes, if any, plus any applicable Additional Amounts (as defined herein) payable in the event the Company determines that payment of principal, premium, if any, or interest on Bearer Notes or related coupons outside the United States by the Company or any paying agent would, under any present or future laws or regulations of the United States, be subject to any certification, identification or information reporting requirement with regard to the nationality, residence or identity of the beneficial owner of such Bearer Notes or coupon who is a United States Alien Holder (as defined herein) (other than such a requirement (a) that would not be applicable to a payment made by the Company or any one of its paying agents (i) directly to the beneficial owner or (ii) to any custodian, nominee or other agent of the beneficial owner, or (b) that can be satisfied by the custodian, nominee or other agent certifying that the beneficial owner is a United States Alien Holder, provided that in each case referred to in clauses (a)(ii) and (b), payment by such custodian, nominee or other agent of such beneficial owner is not otherwise subject to any such requirement). The Company shall not so redeem the Bearer Notes, however, if the Company, based on a written opinion of independent counsel, determines, not less than 30 days prior to the date fixed for redemption, that no such payment would be subject to any such requirement, in which case the Company shall notify the Trustee, which shall give prompt notice of that determination, and any earlier redemption notice shall thereupon be revoked and of no further effect.

    Notwithstanding the immediately preceding paragraph, if and so long as the certification, identification or information reporting requirement referred to in the preceding paragraph would be fully satisfied by payment of United States withholding, backup withholding or similar taxes, the Company may elect, prior to publication of the notice of redemption and in lieu of redemption of the Bearer Notes, to pay as Additional Amounts such amounts as are necessary in order that every net payment made outside the United States by the Company or a paying agent of the principal of, premium, if any, and interest on the Bearer Notes or related coupon to a United States Alien Holder (without regard to such certification, identification or information reporting requirement), after deduction for United States withholding, backup withholding or similar taxes (other than a tax (a) that would not be applicable in the circumstances referred to in the parenthetical clause of the first sentence of the immediately preceding paragraph or (b) imposed as a result of the presentation of such Bearer Note or coupon for payment more than 10 days after the date on which such payment becomes due and payable or on which payment thereof is duly provided for, whichever occurs later), will not be less than the amount provided in such Bearer Note or the related coupon to be then due and payable. If the Company elects to pay such Additional Amounts and as long as it is obligated to pay such Additional Amounts, the Company may subsequently redeem the Bearer Note, at any time, in whole but not in part, at 100% of their principal amount, plus accrued interest to the date fixed for redemption and Additional Amounts, if any.

REPURCHASE AT OPTION OF HOLDERS UPON A DESIGNATED EVENT

    The Indenture provides that if a Designated Event (as defined herein) occurs, each holder of Notes shall have the right, at the holder's option, to require the Company to repurchase all of such holder's Notes, or any portion thereof that is a multiple of $1,000, on the date (the "repurchase date") that is 40 days after the date of the Company Notice (as defined herein), for cash at a price equal to 100% of the principal amount of the Notes, together with accrued interest, if any (the "repurchase price"), PROVIDED, HOWEVER, that if a repurchase date is an interest payment date, the semi-annual payment of interest becoming due on such date shall be payable to the holder of record as of the relevant record date.

    Within 15 days after the occurrence of a Designated Event, the Company is obligated to mail to all holders of record of the Notes a notice (the "Company Notice") of the occurrence of such Designated Event and of the repurchase right arising as a result thereof. The Company must deliver a copy of the Company Notice to the Trustee and cause a copy or a summary of such notice to be published in a newspaper of general circulation in The City of New York. To exercise the repurchase right, a holder of such Notes must deliver, on or before the 30th day after the date of the Company Notice, irrevocable written notice to the Company (or an agent designated by the Company for such purpose) and the Trustee of the holder's exercise of such right, together with the Notes with respect to which the right is being exercised, duly endorsed for transfer. The submission of such notice together with such Notes pursuant to the exercise of a repurchase right will be irrevocable on the part of the holder (unless the Company fails to repurchase the Notes on the repurchase date) and the right to convert such Notes will expire upon such submission.

    "Designated Event" means a Change in Control (as defined herein) or a Termination of Trading (as defined herein).

    "Change in Control" means an event or series of events as a result of which
(i) any "person" or "group" (as such terms are used in Sections 13(d)(3) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of shares representing more than 50% of the combined voting power of the then outstanding securities entitled to vote generally in elections of directors of the Company ("Voting Stock"); (ii) approval by stockholders of the Company of any plan or proposal for the liquidation, dissolution or winding up of the Company; (iii) the Company consolidates with or merges into any other corporation, or conveys, transfers or leases all or substantially all of its assets to any person, or any other corporation merges into the Company, and, in the case of any such transaction, the outstanding common stock of the Company is changed or exchanged as a result, unless the stockholders of the Company immediately before such transaction own, directly or indirectly immediately following such transaction, at least 51% of the combined voting power of the outstanding voting securities of the corporation resulting from such transaction in substantially the same proportion as their ownership of the Voting Stock immediately before such transaction; or
(iv) any time Continuing Directors (as defined herein) do not constitute a majority of the Board of Directors of the Company (or, if applicable, a successor corporation to the Company); PROVIDED that a Change in Control shall not be deemed to have occurred if either (x) the last sale price of the Common Stock for any five trading days during the 10 trading days immediately preceding the Change in Control is at least equal to 105% of the conversion price in effect on such day or (y) at least 90% of the consideration (excluding cash payments for fractional shares) in the transaction or transactions constituting the Change in Control consists of common stock or securities convertible into common stock that are, or upon issuance will be, traded on a United States national securities exchange or approved for trading on an established automated over-the-counter trading market in the United States.

    A Change in Control shall not be deemed to have occurred if Jonathan J. Ledecky, the Chairman of the Board and Chief Executive Officer of the Company, or a group that includes Jonathan J. Ledecky (a "Permitted Investor") becomes the beneficial owner of more than 50% of the voting stock, PROVIDED that, if as a consequence of any transaction involving a Permitted Investor, or in which a Permitted Investor has an interest, less than 30% of the shares of Common Stock outstanding upon the issuance of the Offered Notes are neither listed for trading upon a national securities exchange nor approved for trading on an established over-the-counter trading market in the United States, then a Change in Control shall be deemed to have occurred upon the consummation of such transaction.

    "Continuing Director" means at any date a member of the Company's Board of Directors (i) who was a member of such board on May 22, 1996 or (ii) who was nominated or elected by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Company's Board of Directors was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election.

(Under this definition, if the current Board of Directors of the Company were to approve a new director or directors and then resign, no Change in Control would occur even though the current Board of Directors would thereafter cease to be in office.).

    A "Termination of Trading" shall have occurred if the Common Stock of the Company (or other common stock into which the Notes are then convertible) is neither listed for trading on a United States national securities exchange nor approved for trading on an established automated over-the-counter trading market in the United States.

    No quantitative or other established meaning has been given to the phrase "all or substantially all" (which appears in the definition of Change in Control) by courts which have interpreted this phrase in various contexts. In interpreting this phrase, courts, among other things, make a subjective determination as to the portion of assets conveyed, considering such factors as the value of assets conveyed, the proportion of an entity's income derived from the assets conveyed and the significance of those assets to the ongoing business of the entity. To the extent the meaning of such phrase is uncertain, uncertainty will exist as to whether or not a Change in Control may have occurred (and, accordingly, as to whether or not the holders of Notes will have the right to require the Company to repurchase their Notes).


    In the event of a Designated Event, any repurchase of the Notes could be prevented by the subordination provisions of the Indenture. See "-- Subordination" below. The Company's repurchase of Notes as a result of the occurrence of a Designated Event is currently prohibited, absent a waiver, under the terms of the Credit Facility. As a result, the Company will be precluded from making payment of the repurchase price unless such provisions are waived by the lenders or unless the Credit Facility has been repaid in full and terminated. Repurchase may also be prohibited or limited by the subordination provisions applicable to the Notes or be prohibited or limited by, or create an event of default under, the terms of other agreements relating to borrowings which constitute Senior Indebtedness which may be entered into, amended, supplemented or replaced from time to time. Failure of the Company to repurchase Notes at the option of the holder upon a Designated Event would result in an Event of Default with respect to the Notes whether or not such repurchase is prohibited by the subordination provisions or the terms of Senior Indebtedness. No Notes may be repurchased at the option of holders upon a Designated Event if there has occurred and is continuing an Event of Default described under "-- Events of Default and Remedies" below (other than a default in the payment of the repurchase price with respect to such Notes on the repurchase date).


    Certain leveraged transactions sponsored by the Company's management or an affiliate of the Company could constitute a Change in Control that would give rise to the repurchase right. The Indenture does not provide the Company's Board of Directors with the right to limit or waive the repurchase right in the event of any such leveraged transaction. Conversely, the Company could, in the future, enter into certain transactions, including certain recapitalizations of the Company, that would not constitute a Change in Control but that would increase the amount of Senior Indebtedness (or other indebtedness) outstanding at such time. There are no restrictions in the Indenture or the Notes on the creation of additional Senior Indebtedness (or any other indebtedness) of the Company or any of its subsidiaries and the incurrence of significant amounts of additional indebtedness could have an adverse impact on the Company's ability to service its debt, including the Notes. The Notes are subordinate in right of payment to all existing and future Senior Indebtedness as described under "Subordination" below.

    The right to require the Company to repurchase Notes as a result of a Designated Event could have the effect of delaying, deferring or preventing a Change in Control or other attempts to acquire control of the Company unless arrangements have been made to enable the Company to repurchase all of the Notes at the repurchase date. Consequently, such right may render more difficult or discourage a merger, consolidation or tender offer (even if such transaction is supported by the Company's Board of Directors or is favorable to the stockholders), the assumption of control by a holder of a large block of the Company's shares and the removal of incumbent management.

    No modification of the Indenture regarding the provisions on repurchase at the option of any holder of a Note is permissible without the consent of the holder of the Note so affected.



    Rule 13e-4 under the Exchange Act requires, among other things, the dissemination of certain information to security holders in the event of an issuer tender offer and may apply in the event that the repurchase option becomes available to holders of Notes. The Company will comply with this rule to the extent applicable at that time.


SUBORDINATION

    The indebtedness evidenced by the Notes is, to the extent provided in the Indenture, subordinate to the prior payment in full of all Senior Indebtedness (as defined herein). During the continuance beyond any applicable grace period of any default in the payment of principal, premium, interest or any other payment due on any Senior Indebtedness, no payment of principal of, or premium, if any, or interest on the Notes (including, but not limited to, the redemption price or repurchase price with respect to the Offered Notes) may be made by the Company. In addition, upon any distribution of assets of the Company upon any dissolution, winding up, liquidation or reorganization of the Company, the payment of the principal of, or premium, if any, and interest on the Notes is to be subordinated to the extent provided in the Indenture in right of payment to the prior payment in full of all Senior Indebtedness. Moreover, in the event of any acceleration of the Notes because of an Event of Default, the holders of any Senior Indebtedness then outstanding would be entitled to payment in full of all obligations in respect of such Senior Indebtedness before the holders of the Notes are entitled to receive any payment or distribution in respect thereof.


    The Company also may not make any payment upon or in respect of the Notes if any default, other than a payment default, occurs and is continuing with respect to Designated Senior Indebtedness (as defined herein) that permits holders of the Designated Senior Indebtedness as to which such default relates to accelerate its maturity, and the Trustee and the Company receive a notice of such default (a "Payment Blockage Notice") under its existing line of credit or from a holder of at least $5 million in outstanding principal amount of Designated Senior Indebtedness. Payments of the Notes may and shall be resumed
(a) in case of payment default, on the date on which such default is cured or waived, and (b) in case of nonpayment default, on the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received. No new period of payment blockage may be commenced pursuant to a Payment Blockage Notice unless
(i) 365 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice and (ii) all scheduled payments of principal, premium, if any, and interest on the Notes that have become due have been paid in cash or the Trustee or the Holders shall not have instituted proceedings to enforce the holders' right to receive such payments. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice shall be, or shall be made, the basis for a subsequent Payment Blockage Notice.


    By reason of the subordination, in the event of the Company's bankruptcy, dissolution, liquidation or reorganization, holders of Senior Indebtedness may receive more, ratably, and holders of the Notes may receive less, ratably, than the other creditors of the Company. Such subordination will not prevent the occurrence of an Event of Default under the Indenture.

    Subject to the qualifications described below, the term "Senior Indebtedness" means the principal of, premium, if any, interest on, and any other payment due pursuant to, any of the following, whether outstanding on the date of the Indenture or thereafter incurred or created:

        (a) All secured indebtedness of the Company for money borrowed (including any indebtedness secured by a security interest, mortgage, conditional sales contract or other lien on the assets of the Company which is (i) given to secure all or part of the purchase price of property subject thereto, whether given to the vendor of such property or to another, or (ii) existing on property at the time of acquisition thereof);

        (b) All secured indebtedness of the Company evidenced by notes, debentures, bonds or other securities (including, but not limited to, those which are convertible or exchangeable for securities of the Company);

        (c) All secured indebtedness of the Company due and owing with respect to letters of credit and bank guarantees (including, but not limited to, reimbursement obligations with respect thereto);

        (d) All secured indebtedness or other secured obligations of the Company due and owing with respect to interest rate and currency swap agreements, cap, floor and collar agreements, currency spot and forward contracts and other similar agreements and arrangements;

        (e) All secured indebtedness consisting of commitment or standby fees due and payable to lending institutions with respect to credit facilities or letters of credit available to the Company;

        (f) All secured indebtedness of others of the kinds described in any of the preceding clauses (a), (b), (c), (d) or (e) assumed by or guaranteed in any manner by the Company or in effect guaranteed by the Company through an agreement to purchase, contingent or otherwise; and

        (g) All secured renewals, extensions, refunding, deferrals, amendments or modifications of secured indebtedness of the kinds described in any of the preceding clauses (a), (b), (c), (d), (e) or (f);

    unless in the case of any particular indebtedness, obligation, renewal, extension, refunding, amendment or modification the instrument or other document creating or evidencing the same or the assumption or guarantee of the same expressly provides that such indebtedness, obligation, renewal, extension, refunding, amendment or modification is subordinate to, is PARI PASSU with, or is not superior to, the Notes. Notwithstanding the foregoing, Senior Indebtedness shall not include (i) any indebtedness of any kind of the Company to any subsidiary of the Company, a majority of the voting stock of which is owned, directly or indirectly, by the Company and (ii) indebtedness for trade payables or constituting the deferred purchase price of assets or services incurred in the ordinary course of business.


    The term "Designated Senior Indebtedness" means the Credit Facility or any other Senior Indebtedness if the instrument creating or evidencing the same or the assumption or guarantee thereof (or related agreements or documents to which the Company is a party) expressly provides that such indebtedness shall be "Designated Senior Indebtedness" for purposes of the Indenture (provided that such instrument, agreement or other document may place limitations and conditions on the rights of holders of such Senior Indebtedness to exercise the rights of Designated Senior Indebtedness).



    In the event that, notwithstanding the foregoing, the Trustee or any holder of Notes receives any payment or distribution of assets of the Company of any kind in contravention of any of the terms of the Indenture, whether in cash, property or securities, including, without limitation, by way of set-off or otherwise, in respect of the Notes before all Senior Indebtedness is paid in full, then such payment or distribution will be held by the recipient in trust for the benefit of the holders of Senior Indebtedness of the Company, and will be immediately paid over or delivered to the holders of Senior Indebtedness of the Company or their representative or representatives to the extent necessary to make payment in full of all Senior Indebtedness of the Company remaining unpaid, after giving effect to any concurrent payment or distribution, or provision therefor, to or for the holders of Senior Indebtedness of the Company.

    The Notes are obligations exclusively of the Company. As all of the Company's operations are conducted through subsidiaries, the cash flow and the consequent ability to service debt, including the Notes, of the Company, is dependent upon the earnings of its subsidiaries and the distribution of those earnings to, or upon loans, royalties, license fees, or other payments of funds by those subsidiaries to, the Company. The subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Notes or to make any funds available therefor, whether by dividends, loans or other payments. In addition, the payment of dividends and the making of loans and advances to the Company by its subsidiaries may be subject to statutory or contractual restrictions and are dependent upon the earnings of those subsidiaries.

    Any right of the Company to receive assets of any of its subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of the Notes to participate in these assets) will be effectively subordinated to the claims of that subsidiary's creditors (including trade creditors), except to the extent that the Company is itself recognized as a creditor of such subsidiary, in which case the claims of the Company would still be subordinate to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by the Company.


    As of July 27, 1996, the Company had approximately $35.0 million of Senior Indebtedness and $174.0 million of indebtedness of its subsidiaries that is not Senior Indebtedness. The Company expects to refinance approximately $180.0 million of indebtedness (including the existing $35.0 million of Senior Indebtedness) using its $500 million Credit Facility, which would result in $180.0 million of aggregate Senior Indebtedness. The Indenture does not limit the amount of future indebtedness, including Senior Indebtedness, which the Company or any of its subsidiaries can create, incur, assume or guarantee. The Company expects to incur additional debt under the Credit Facility in connection with acquisitions and for working capital.


    The Company is obligated to pay reasonable compensation to the Trustee and to indemnify the Trustee against any losses, liabilities or expenses incurred by it in connection with its duties relating to the Notes. The Trustee's claims for such payments will be senior to those of holders of the Notes in respect of all funds collected or held by the Trustee.

EVENTS OF DEFAULT AND REMEDIES

    An Event of Default is defined in the Indenture as being default in payment of the principal of, or premium, if any, on the Notes whether or not such payment is prohibited by the subordination provisions of the Indenture; default for 30 days in payment of any installment of interest on the Notes whether or not such payment is prohibited by the subordination provisions of the Indenture; default in the payment of the repurchase price in respect of any Note on the repurchase date therefor whether or not such payment is prohibited by the subordination provisions of the Indenture; failure by the Company to comply with any of its other agreements in the Notes or the Indenture upon the receipt by the Company of notice of such default by the Trustee or by holders of not less than 25% in aggregate principal amount of the Notes then outstanding and the Company's failure to cure such default within 45 days after receipt by the Company of such notice (which period may be extended for an additional 45 days if the Company is contesting in good faith the existence of such default); default by the Company under and acceleration of the maturity of, or failure to pay at maturity, certain other indebtedness of the Company for money borrowed aggregating in excess of $5 million and continuance of such default for 30 days after notice; or certain events involving bankruptcy, insolvency or reorganization of the Company or any Significant Subsidiary (as defined herein).

    The Indenture provides that the Trustee shall, within 90 days after the occurrence of a default, give to the registered holders of the Notes notice of all defaults known to it unless such defaults have been cured or waived before the giving of such notice, but the Trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the best interest of such registered holders, except in the case of a default in the payment of the principal of, or premium, if any, or interest on, any of the Notes.

    The Indenture provides that if any Event of Default shall have occurred and be continuing, the Trustee or the holders of not less than 25% in principal amount of the Notes then outstanding may declare the principal of and premium, if any, and accrued interest on the Notes to be due and payable immediately, but if the Company shall cure all defaults (except the nonpayment of interest on, premium, if any, and principal of any Notes which shall have become due by acceleration) and certain other conditions are met, such declaration may be canceled and past defaults may be waived by the holders of a majority in principal amount of Notes then outstanding. If an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization were to occur, all unpaid principal of, premium, if any, and accrued interest on the outstanding Notes will become due and payable immediately without any declaration or other act on the part of the Trustee or any holders of Notes, subject to certain limitations.

    The Indenture provides that the holders of a majority in principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee, subject to certain limitations specified in the Indenture. Before proceeding to exercise any right or power under the Indenture at the direction of such holders, the Trustee shall be entitled to receive from such holders reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in complying with any such direction. The right of a holder to institute a proceeding with respect to the Indenture is subject to certain conditions precedent, including the written notice by such holder of an Event of Default and an offer to indemnify the Trustee, along with the written request by the holders of not less than 25% in principal amount of the outstanding Notes that such a proceeding be instituted, but the holder has an absolute right to institute suit (i) for the enforcement of payment of the principal of, and premium, if any, and interest on, such holder's Notes when due and (ii) to enforce such holder's right to convert such Notes.

    The holders of not less than a majority in principal amount of the outstanding Notes may on behalf of the holders of all Notes waive any past defaults, except (i) a default in payment of the principal of, or premium, if any, or interest on, any Note when due, (ii) a failure by the Company to convert any Notes into Common Stock or (iii) in respect of certain provisions of the Indenture which cannot be modified or amended without the consent of the holders of all Notes then outstanding.


    The Company is required to annually furnish to the Trustee a statement of certain officers of the Company stating whether or not, to the best of their knowledge, the Company is in default in the performance and observation of certain terms of the Indenture and, if they have knowledge that the Company is in default, describing such default and its status.


PAYMENTS, PAYING AGENTS AND CONVERSION AGENTS

    The principal of and premium on the Offered Notes will be made against surrender of the Offered Notes at the corporate trust office of the Trustee in The City of New York or, subject to any applicable laws and regulations, by United States dollar check drawn on, or wire transfer to a United States dollar account maintained by the holder with, a bank located in The City of New York. Payments of any installment of interest on the Offered Notes will be made by a United States dollar check drawn on a bank in The City of New York mailed to the holder at such holder's registered address or (if arrangements satisfactory to the Company and the Trustee are made) by wire transfer to a dollar account maintained by the holder with a bank in The City of New York. Payment of such interest on any Interest Payment Date will be made to the person in whose name such Note is registered at the close of business on the Interest Record Date prior to the relevant Interest Payment Date. Accrued interest payable on any Offered Note that is redeemed will be payable against surrender of such Offered
Note in the manner described above with respect to payments of principal on Offered Notes, except Offered Notes that are redeemed on a date after the close of business on the Interest Record Date immediately preceding such Interest Payment Date and on or before the Interest Payment Date, on which interest will be paid to the holder of record on the Interest Record Date.

    The Offered Notes may be surrendered for conversion or exchange at the corporate trust office of the Trustee in The City of New York, or, at the option of the holder and subject to applicable laws and regulations, at the office of any of the conversion agents.


    The Company has initially appointed the Trustee as paying agent and conversion agent. These appointments may be terminated at any time and additional or other paying and conversion agents may be appointed, PROVIDED that until the Offered Notes have been delivered for cancellation, or monies sufficient to pay the principal of and premium, if any, and interest on the Notes have been made available for payment and either paid or returned to the Company as provided in the Indenture, a paying, conversion and transfer agent will be maintained in The City of New York for the payment of the principal of and premium, if any, and interest on the Offered Notes only and for the surrender of Notes for conversion.

    All monies paid by the Company to a paying agent for the payment of principal of, premium, if any, or interest on any Note that remain unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to the Company, and the holder of such Note or any related coupon will thereafter look only to the Company for payment thereof.

PAYMENT OF ADDITIONAL AMOUNTS


    The Company will pay to the holder of any Note or any related coupon who is a United States Alien Holder (as defined herein) such additional amounts ("Additional Amounts") as may be necessary in order that every net payment of the principal of, premium, if any, and interest on such Note, and any cash payments made in lieu of issuing shares of Common Stock upon conversion of a Note, after withholding for or on account of any present or future tax, assessment or governmental charge imposed upon or as a result of such payment by the United States or any political subdivision or taxing authority thereof or therein, will not be less than the amount provided for in such Note or in such coupon to be then due and payable; PROVIDED, HOWEVER, that the foregoing obligations to pay Additional Amounts shall not apply to any one or more of the following:


        (a) any tax, assessment or other governmental charge which would not have been so imposed but for (i) the existence of any present or former connection between such holder (or between a fiduciary, settlor, beneficiary, member or stockholder of, or a person holding a power over, such holder, if such holder is an estate, trust, partnership or corporation) and the United States, including, without limitation, such holder (or such fiduciary, settlor, beneficiary, member, stockholder or person holding a power) being or having been a citizen or resident or treated as a resident thereof or being or having been engaged in a trade business therein or being or having been present therein or having or having had a permanent establishment therein, (ii) such holder's present or former status as a person holding company, foreign personal holding company, passive foreign investment company, foreign private foundation or other foreign tax-exempt entity, or controlled foreign corporation for United States federal income tax purposes or a corporation which accumulates earnings to avoid United States federal income tax, or (iii) such holder's status as a bank extending credit pursuant to a loan agreement entered into in the ordinary course of business;

        (b) any tax, assessment or other governmental charge which would not have been so imposed but for the presentation by the holder of such Note or any related coupon for payment on a date more than 10 days after the date on which such payment became due and payable or on the date on which payment thereof is duly provided, whichever occurs later;

        (c) any estate, inheritance, gift, sales, transfer or personal or intangible property tax or any similar tax, assessment or other governmental charge;

        (d) any tax, assessment or other governmental charge which would not have been imposed but for the failure to comply with certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or present or former connection with the United States of the holder or beneficial owner of such Note if such compliance is required by statute, regulation or ruling of the United States or any political subdivision or taxing authority thereof or therein as a precondition to relief or exemption from such tax, assessment or other governmental charge;

        (e) any tax, assessment or other governmental charge which is payable otherwise than by deduction or withholding from payments of principal of and premium, if any, or interest on such Note;

        (f) any tax, assessment or other governmental charge imposed on interest received by a person holding, actually or constructively, 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote; or

        (g) any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of, or premium, if any, or interest on any Note or interest on any coupon appertaining thereto if such payment can be made without such withholding by any other paying agent; nor will Additional Amounts be paid with respect to payment of the principal of, premium, if any, or interest on any such Note (or cash in lieu of issuance of shares of Common Stock upon conversion) to a person other than the sole beneficial owner of such payment, or that is a partnership or a fiduciary to the extent such beneficial owner, member of such partnership or beneficiary or settlor with respect to such fiduciary would not have been entitled to the Additional Amounts had such beneficial owner, member, beneficiary or settlor been the holder of such Note or any related coupon.


    A "United States Alien Holder" means any holder of a Note that is not a U.S. Holder. For the purposes of this discussion, a "U.S. Holder" means any holder of a Note that is (a) a citizen or resident of the United States, (b) a corporation, partnership or other entity created or organized in or under the laws of the United States or any state thereof or (c) an estate or trust the income of which is subject to United States federal income taxation regardless of its source.


CONSOLIDATION, MERGER OR ASSUMPTION

    The Company may, without the consent of the holders of Notes, consolidate with, merge into, or transfer all or substantially all of its properties to any other corporation organized under the laws of the United States or any political subdivision thereof or therein, PROVIDED that the successor corporation assumes all obligations of the Company under the Indenture and the Notes and that certain other conditions are met.

MODIFICATIONS OF THE INDENTURE


    The Indenture contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than a majority in principal amount of the Notes at the time outstanding, to modify the Indenture or any supplemental indenture or the rights of the holders of the Notes, except that no such modification shall (i) extend the fixed maturity of any Note, reduce the rate or extend the time of payment of interest thereon, reduce the principal amount thereof or premium, if any, thereon, reduce any amount payable upon redemption or repurchase thereof, change or impair the obligation of the Company to repurchase any Note upon the happening of a Designated Event, impair or affect the right of a holder to institute suit for the payment thereof, change the currency in which the Notes are payable, or change or impair the right to convert the Notes into Common Stock subject to the terms set forth in the Indenture or modify the provisions of the Indenture with respect to the subordination of the Notes in a manner adverse to the holders of the Notes, without the consent of the holder of each Note so affected, or (ii) reduce the aforesaid percentage of Notes, without the consent of the holders of all of the Notes then outstanding.


REGISTRATION RIGHTS

    This Prospectus is a part of a shelf registration statement filed by the Company with the Commission (the "Shelf Registration Statement") with respect to the resale of the Offered Notes and the shares of the Common Stock issued or issuable upon conversion of the Offered Notes. The Company has agreed to keep such Shelf Registration Statement effective until three years from the latest date of original issuance of the Offered Notes or until the Shelf Registration Statement is no longer required for transfer of the Offered Notes or the shares of the Common Stock. The Company will be required to pay liquidated damages to the holders of the Offered Notes or the Common Stock issuable upon conversion of the Offered Notes, as the case may be, under certain circumstances if the Company is not in compliance with its registration obligations.

TAXATION OF NOTES

    See "Certain Federal Tax Considerations" for a discussion of certain federal tax aspects which will apply to holders of Offered Notes.

NOTICES

    Notices to holders of the Notes will be given by publication in a leading daily newspaper in the English language of general circulation in The City of New York and in London and, so long as the Notes are listed on the Luxembourg Stock Exchange, in a daily newspaper of general circulation in Luxembourg or, if publication in either London or Luxembourg is not practical, in Europe. In addition, notices to holders of Notes will be given by mail to the addresses of such holders as they appear in the register maintained by the Trustee on the fifteenth day prior to such mailing. Such notices will be deemed to have been given on the date of such publication or mailing or, if published in such newspaper on different dates, on the date of the first such publication.

SATISFACTION AND DISCHARGE

    The Company may discharge its obligations under the Indenture while Notes remain outstanding if (i) all outstanding Notes will become due and payable at their scheduled maturity within one year or (ii) all outstanding Notes are scheduled for redemption within one year, and, in either case, the Company has deposited with the Trustee an amount sufficient to pay and discharge all outstanding Notes on the date of their scheduled maturity or the scheduled date of redemption.

GOVERNING LAW

    The Indenture and Notes will be governed by and construed in accordance with the laws of the State of New York.

CONCERNING THE TRUSTEE

    The Chase Manhattan Bank, N.A., the Trustee under the Indenture, has been appointed by the Company as the initial paying agent, conversion agent and registrar with regard to the Notes. The Company and its subsidiaries may maintain deposit accounts and conduct other banking transactions with the Trustee or its affiliates in the ordinary course of business, and the Trustee and its affiliates may from time to time in the future provide banking and other services to the Company in the ordinary course of their business.

    During the existence of an Event of Default, the Trustee will be required to exercise such rights and powers vested in it under the Indenture and use the same degree and care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs. Subject to such provisions, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of Notes, unless they shall have offered to the Trustee security and indemnity satisfactory to it.


    The Indenture and the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions, PROVIDED, HOWEVER, that if it acquires any conflicting interest (as described in the TIA), it must eliminate such conflict or resign.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL


    As of September 17, 1996, the Company's authorized capital stock consists of 500,000,000 shares of Common Stock, par value $.001 per share, and 500,000 shares of preferred stock, par value $.001 per share (the "Preferred Stock"). As of September 17, 1996, the Company had outstanding approximately 41,726,449 shares of Common Stock and no shares of Preferred Stock. As of September 17, 1996, there were approximately 423 record holders of Common Stock.


COMMON STOCK

    The holders of Common Stock are entitled to one vote for each share on all matters voted upon by stockholders, including the election of directors.

    Subject to the rights of any then outstanding shares of Preferred Stock, the holders of the Common Stock are entitled to such dividends as may be declared in the discretion of the Board of Directors out of funds legally available therefor. See "Dividend Policy." The holders of Common Stock are entitled to share ratably in the net assets of the Company upon liquidation after payment or provision for all liabilities and any preferential liquidation rights of any Preferred Stock then outstanding. The holders of Common Stock have no preemptive rights to purchase shares of stock of the Company. Shares of Common Stock are not subject to any redemption provisions and are not convertible into any other securities of the Company. All outstanding shares of Common Stock are, and the shares of Common Stock to be issued by the Company upon conversion of the Offered Notes will be, upon payment therefor, fully paid and non-assessable.

PREFERRED STOCK

    The Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more classes or series. Subject to the provisions of the Company's Restated Certificate of Incorporation and limitations prescribed by law, the Board of Directors is expressly authorized to adopt resolutions to issue the shares, to fix the number of shares and to change the number of shares constituting any series, and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any class or series of the Preferred Stock, in each case without any further action or vote by the stockholders. The Company has no current plans to issue any shares of Preferred Stock of any class or series.

    One of the effects of undesignated Preferred Stock may be to enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of the Company by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of the Company's management. The issuance of shares of the Preferred Stock pursuant to the Board of Directors' authority described above may adversely affect the rights of the holders of Common Stock. For example, Preferred Stock issued by the Company may rank prior to the Common Stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of Common Stock. Accordingly, the issuance of shares of Preferred Stock may discourage bids for the Common Stock or may otherwise adversely affect the market price of the Common Stock.

STATUTORY BUSINESS COMBINATION PROVISION

    The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law ("Section 203"). Section 203 provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person or an affiliate, or associate of such person, who is an "interested stockholder" for a period of three years from the date that such person became an interested stockholder unless: (i) the transaction resulting in a person becoming an interested stockholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested stockholder; (ii) the interested stockholder acquired 85% or more of the outstanding voting stock of the corporation in the same transaction that makes such person an interested stockholder (excluding shares owned by persons who are both officers and directors of the corporation, and shares held by certain employee stock ownership plans); or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 66 2/3% of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder. Under
Section 203, an "interested stockholder" is defined as any person who is: (i) the owner of 15% or more of the outstanding voting stock of the corporation; or
(ii) an affiliate or associate of the corporation if such affiliate or associate was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

    A corporation may, at its option, exclude itself from the coverage of
Section 203 by amending its certificate of incorporation or bylaws, by action of its stockholders, to exempt itself from coverage, provided that such bylaws or certificate of incorporation amendment shall not become effective until 12 months after the date it is adopted. The Company has not adopted such an amendment to its Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws.

LIMITATION ON DIRECTORS' LIABILITIES

    Pursuant to the Company's Restated Certificate of Incorporation and under Delaware law, directors of the Company are not liable to the Company or its stockholders for monetary damages for breach of fiduciary duty, except for liability in connection with a breach of duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for dividend payments or stock repurchases illegal under Delaware law or any transaction in which a director has derived an improper personal benefit.

TRANSFER AGENT AND REGISTRAR

    The Transfer Agent and Registrar for the Common Stock is American Stock Transfer & Trust Company.

                       CERTAIN FEDERAL TAX CONSIDERATIONS

    The following is a general discussion, based upon present law, of certain United States federal income and estate tax consequences of the purchase, ownership and disposition of the Offered Notes to the initial purchasers thereof and the ownership and disposition of shares of Common Stock received upon the conversion of the Offered Notes.

    This discussion does not deal with all aspects of United States federal income taxation that may be relevant to holders of the Offered Notes or shares of Common Stock and does not deal with tax consequences arising under the laws of any foreign, state or local jurisdiction. Further, this discussion is based upon the provisions of the Internal Revenue Code (the "Code") and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in tax consequences different from those discussed herein. This discussion assumes that each holder holds the Offered Notes and the shares of Common Stock received upon conversion thereof as capital assets. Moreover, this discussion is for general information only, and does not address all of the tax consequences that may be relevant to particular purchasers in light of their personal circumstances, or to certain types of purchasers (such as certain financial institutions, insurance companies, tax-exempt entities, dealers in securities, persons who hold the Offered Notes or Common Stock in connection with a straddle, foreign corporations and individuals who are not citizens or residents of the United States).

    PROSPECTIVE PURCHASERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE ACQUISITION, HOLDING AND DISPOSITION OF THE OFFERED NOTES OR THE SHARES OF COMMON STOCK, INCLUDING THE APPLICABILITY OF ANY FEDERAL ESTATE OR GIFT TAX LAWS, ANY STATE, LOCAL OR FOREIGN TAX LAWS, OR CHANGES IN APPLICABLE TAX LAWS.

    INTEREST ON OFFERED NOTES

    Interest paid on an Offered Note will be taxable to a holder as ordinary interest income in accordance with the holder's method of tax accounting at the time that such interest is accrued or (actually or constructively) received.

    PREMIUM AND MARKET DISCOUNT

    A holder of an Offered Note purchased at a premium (I.E., a cost greater than its principal amount, reduced by any amount attributable to the conversion privilege), may amortize such premium. Special rules may require the amount of premium and the amortization thereof to be determined with reference to the optional redemption price and date.

    If a holder of an Offered Note purchases the Offered Note at an amount that is less than its principal amount, the Offered Note generally will be considered to bear "market discount" in the hands of such holder. In such case, gain realized by the holder on the sale, exchange or retirement, and unrealized appreciation on certain nontaxable dispositions, of the Offered Note generally will be treated as ordinary interest income to the extent of the market discount that accrued on the Offered Note while held by such holder and to the extent it has not previously been included in income (pursuant to an election by the holder to include such market discount in income as it accrues). In general terms, market discount on an Offered Note will be treated as accruing on a straight-line basis over the term of such Offered Note, or, at the election of the holder, under a constant yield method. However, market discount is deemed not to exist if the market discount is less than a statutorily defined DE MINIMIS amount.

    CONVERSION OF OFFERED NOTES

    A holder of an Offered Note will not recognize gain or loss on the conversion of the Offered Note into shares of Common Stock, except with respect to cash received in lieu of a fractional share of Common Stock. Gain or loss recognized on the receipt of cash paid in lieu of a fractional share will equal the difference between the amount of cash received and the amount of tax basis allocable to such fractional share. The holding period of the shares of Common Stock received by the holder upon conversion of the Offered Note will include the period during which it held the Offered Note prior to the conversion. The Holder's aggregate tax basis in the shares of Common Stock received upon conversion of the Offered Note will be equal to the Holder's aggregate basis in the Offered Note exchanged therefor (less any portion thereof allocable to cash received in lieu of a fractional share).

    CONSTRUCTIVE DIVIDEND

    If at any time the Company makes a distribution of property to stockholders that would be taxable to such stockholders as a dividend for federal income tax purposes and, in accordance with the anti-dilution provisions of the Offered Notes, the conversion price of the Offered Notes is decreased, such decrease may be deemed to be the payment of a taxable dividend to holders of the Offered Notes. For example, a decrease in the conversion price in the event of distributions of evidences of indebtedness or assets of the Company will generally result in deemed dividend treatment to holders of the Offered Notes, but generally a decrease in the event of stock dividends or the distribution of rights to subscribe for Common Stock will not.

    BACKUP WITHHOLDING TAX

    In general, information reporting requirements will apply to certain payments of principal, interest and premium paid on Offered Notes and to the proceeds of sale of an Offered Note made to holders other than certain exempt recipients (such as corporations or foreign persons). A 31% backup withholding tax will apply to such payments if the holder fails to provide a taxpayer identification number or certification of foreign or other exempt status or fails to report in full dividend and interest income. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against such holder's United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

    NON-U.S. HOLDERS

    Interest paid to a non-U.S. alien individual, foreign corporation or other non-United States person should constitute "portfolio interest" within the meaning of 871(h)(3) of the Code; accordingly, if such interest is not effectively connected with the conduct of a trade or business in the United States, and, subject to certain exceptions, such holder certifies as to his or its status as a non-United States person, no United States federal income tax will be withheld from payments to such holders.

    The foregoing is only a brief summary of the United States federal tax considerations concerning the Offered Notes and the Common Stock underlying the Offered Notes, and does not address state, local or foreign tax considerations or all the tax considerations that may apply to a particular holder.

                            SELLING SECURITYHOLDERS

    The Offered Notes were originally issued by the Company in transactions exempt from the registration requirements of the Securities Act to persons believed by the Managers to be "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) or to institutional accredited investors. The Selling Securityholders (which term includes their transferees, pledgees, donees and their successors) may from time to time offer and sell pursuant to this Prospectus any or all of the Offered Notes and the shares of Common Stock initially issued or issuable upon conversion of the Offered Notes (the "Conversion Shares").


    The following table sets forth information, with respect to the Selling Securityholders and the respective principal amount of Notes beneficially owned by each Selling Securityholder, the principal amount of Offered Notes and the number of Conversion Shares that may be offered by the Selling Securityholders pursuant to this Prospectus. None of the Selling Securityholders has, or within the past three years, has had, any position, office or other material relationship with the Company or any of its predecessors or affiliates except as set forth below. Because the Selling Securityholders may offer all or some portion of the Offered Notes or the Conversion Shares pursuant to this Prospectus, no estimate can be given as to the amount of Offered Notes or the Conversion Shares that will be held by the Selling Securityholders upon termination of any such sales. The table has been prepared based upon information furnished to the Company by the Selling Securityholders.



                                                        PRINCIPAL                      PERCENT OF        NUMBER OF
                                                        AMOUNT OF      PRINCIPAL       OUTSTANDING       SHARES OF
                                                          NOTES        AMOUNT OF       NOTES AFTER      COMMON STOCK
                                                      BENEFICIALLY   NOTES OFFERED    CONSUMMATION        OFFERED
NAME(1)                                                   OWNED         HEREBY         OF OFFERING       HEREBY(2)
----------------------------------------------------  -------------  -------------  -----------------  --------------
Allstate Insurance Company..........................  $   1,000,000   $ 1,000,000          --                21,097
Cincinnati Bell Telephone Convertible Value Fund....        635,000       635,000          --                13,396
CFW-C, L.P..........................................     14,680,000     8,500,000             4.3%          179,324
Dean Witter Convertible Securities TR...............      3,500,000     3,500,000          --                73,840
Delta Airlines Master Trust.........................      2,995,000     2,995,000          --                63,185
General Motors Salaried Employees Convertible Fund..      5,665,000     5,665,000          --               119,514
Hare & Co...........................................      6,500,000     6,500,000          --               137,130
Kapiolani Medical Services/First Hawaiian Bank......        100,000       100,000          --                 2,109
Massachusetts Mutual Life Insurance Company.........        575,000       575,000          --                12,130
Medical Malpractice Insurance Assocation............        130,000       130,000          --                 2,742
NB Convertible Arbitrage Partners, L.P..............        500,000       500,000          --                10,548
Northwestern Mutual Life Insurance Company (4)......      9,150,000     9,150,000          --               193,038
OCM Convertible Trust...............................      5,045,000     5,045,000          --               106,434
OCM Convertible Limited Partnership.................        250,000       250,000          --                 5,274
Oppenheimer Growth & Income Fund....................        275,000       275,000          --                 5,801
Oregon Equity Fund/FIB Oregon Wells Fargo...........      1,500,000     1,500,000          --                31,645
Queen's Health Systems/Bank of New York.............         50,000        50,000          --                 1,054
Robertson Stephens & Co, LLP (3)....................      4,459,000     2,986,000             1.0%           62,995
State of Connecticut Combined Investment Funds......      3,100,000     3,100,000          --                65,400
State of Michigan Employees Retirement Fund.........      1,445,000     1,445,000          --                30,485
TCW Convertible Securities Fund.....................      3,280,000     3,280,000          --                69,198
TCW Convertible Value Fund..........................      2,755,000       490,000             1.6%           10,337
TCW/DW Income & Growth Fund.........................        425,000       425,000          --                 8,996
WAFRA Discretionary/Bank of Bermuda.................        150,000       150,000          --                 3,164
Other Beneficial Holders............................    161,836,000    28,004,000          --               590,802
                                                      -------------  -------------          -----      --------------
    Total...........................................  $ 230,000,000   $86,250,000           100.0%        1,816,620


------------------------------

(1) The information set forth herein is as of September 27, 1996 and will be updated as required.



(2) Assumes conversion of the full amount of Offered Notes held by such holder at the initial rate of $47.40 in principal amount of Offered Notes per share of Common Stock. Under the terms of the Indenture, fractional shares will not be issued upon conversion of the Offered Notes; cash will be paid in lieu of any fractional shares.



(3) Robertson, Stephens & Company LLC served as one of the Managers who placed the Notes in May and June 1996. In addition, Robertson, Stephens & Company LLC served as an underwriter in the following public offerings by the
     Company: (i) the sales by the Company in the Company's initial public offering in February and March 1995 of 3,737,500 shares of Common Stock;
     (ii) the sales by the Company in August 1995 of 4,025,000 shares of Common Stock and (iii) the sales by the Company in February and March 1996 of 5,543,045 shares of Common Stock and 5 1/2% Convertible Subordinated Noted due 2001 in the principal amount of $143,750,000 and the sales by certain selling stockholders of 1,356,955 shares of Common Stock.



(4) Includes $250,000 in principal amount of Notes held in the Northwestern Mutual Life Insurance Company Group Annuity Separate Account.

    Information concerning the Selling Securityholders may change from time to time and will be set forth in Prospectus Supplements. In addition, the per share Conversion Price and, therefore, the number of shares of Common Stock are subject to adjustment under certain circumstances. Accordingly, the number of shares of Common Stock offered hereby may increase or decrease. As of the date of this Prospectus, the aggregate principal amount of Offered Notes is $86.25 million and the number of shares of Common Stock into which the Offered Notes may be converted is 1,819,620 shares.


    It is not possible to predict the principal amount of Offered Notes or the number of shares of Common Stock that will be sold hereby. Consequently, it is not possible to predict the amount of Offered Notes or the number of shares of Common Stock that will be owned by the Selling Securityholders following completion of the Securities offered hereby.

                              PLAN OF DISTRIBUTION

    U.S. Office Products will not receive any of the proceeds of the sale of the Securities offered hereby. The Securities may be sold from time to time to purchasers directly by the Selling Securityholders. Alternatively, the Selling Securityholders may from time to time offer the Securities through underwriters, dealers or agents who may receive compensation in the form of underwriting discounts, concession or commissions from the Selling Securityholders and/or the purchasers of the Securities for whom they may act as agent. The Selling Securityholders and any such underwriters who participate in the distribution of the Securities may be deemed to be underwriters, and any profits on the sale of the Securities by them and any discounts, commissions or concessions received by any such underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. To the extent the Selling Securityholders may be deemed to be underwriters, the Selling Securityholders may be subject to certain statutory liabilities of the Securities Act, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.


    The Securities offered hereby may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The Securities may be sold by one or more of the following methods, without limitation: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Securities as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (d) an exchange distribution in accordance with the rules of such exchange; and (e) face-to-face transactions between sellers and purchasers without a broker-dealer. At any time a particular offer of the Securities is made, a Prospectus Supplement, if required, will be distributed which will set forth the aggregate amount of Securities being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from the Selling Securityholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Such Prospectus Supplement and, if necessary, post-effective amendments to the registration statement of which this Prospectus is a part will be filed with the Commission to reflect the disclosure of additional information with respect to the distribution of the Securities. In addition, the Securities covered by this Prospectus may be sold in private transactions or under Rule 144 rather than pursuant to this Prospectus.



    The Selling Securityholders and any other persons participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rules 10b-6 and 10b-7, which may limit the timing or purchases and sales of any of the Securities by the Selling Securityholders and any other such person. Furthermore, under Rule 10b-6 under the Exchange Act, any person engaged in the distribution of the Securities may not simultaneously engage in market making activities with respect to the particular Securities being distributed for a period of nine business days prior to the commencement of such distribution. All of the foregoing may affect the marketability of the Securities and the ability of any person or entity to engage in market-making activities with respect to the Securities.

    The Company has agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the Securities to the public other than commissions, fees and discounts of underwriters, dealers and agents and has agreed to indemnify the Selling Securityholders against certain liabilities under the Securities Act.

                                 LEGAL MATTERS


    The validity of the issuance of the Securities offered by this Prospectus has been passed upon for the Company by Morgan, Lewis & Bockius LLP.


                                    EXPERTS


    The consolidated financial statements of the Company as of April 30, 1996 and 1995, and for each year in the three year period ended April 30, 1996, except as they relate to School Specialty, Inc. and Re-Print Corporation, wholly owned subsidiaries of the Company, have been audited by Price Waterhouse LLP, independent accountants, whose report relies upon the reports of Ernst & Young, LLP and BDO Seidman, LLP, and is incorporated herein by reference together with the reports of Ernst & Young LLP and BDO Seidman LLP. Such financial statements have been incorporated by reference in reliance on the reports of such independent accountants given on the authority of such firms as experts in auditing and accounting. The consolidated financial statements of Copenhaver Holdings, Incorporated as of and for the year ended September 30, 1994; the financial statements of Emmons-Napp Office Products, Inc. as of December 31, 1995 and December 31, 1994 and for the years then ended; the financial statements of McWhorter Stationery Co. as of March 31, 1996 and for the year then ended; the financial statements of Mark's Office Furniture as of March 31, 1996 and for the year then ended; the financial statements of David's Office Supply and Furniture Company, Inc. as of May 31, 1996 and for the year then ended; the financial statements of Carolina Office Equipment Company as of March 31, 1996 and for the year then ended; the financial statements of WBT Holdings, Inc. (d.b.a. Office Furniture Distributors) as of December 31, 1995 and for the year then ended; the financial statements of Mile High Office Supply, Inc. as of December 31, 1995 and 1994 and for the years then ended; the financial statements of The Office Furniture Store, Inc. as of December 31, 1995 and for the year then ended and the financial statements of Raleigh Office Supply Company, Inc. as of August 31, 1995 and for the year then ended, have been incorporated herein by reference in reliance on the reports of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.



    The financial statements of Blue Star as of March 31, 1995 and for the year then ended have been incorporated herein by reference in reliance on the report of Price Waterhouse (Auckland, New Zealand), independent accountants, given on the authority of such firm as experts in auditing and accounting.



    The financial statements of the MISSCO Commercial Division as of March 31, 1995 and 1994, and for the year ended March 31, 1995, the nine-month period ended March 31, 1994 and the year ended June 30, 1993 have been incorporated herein by reference in reliance on the reports of KPMG Peat Marwick LLP, independent certified public accountants, also incorporated herein by reference, and upon the authority of said firm as experts in auditing and accounting.



    The financial statements of Oak Brook Office Supply and Equipment Corporation as of August 31, 1995 and 1994 and for each of the years then ended have been incorporated herein by reference in reliance on the report of Crowe, Chizek and Company LLP, independent accountants, given on the authority of such firm as experts in auditing and accounting.



    The financial statements of U-Bix Business Machines Limited as of June 30, 1995 and 1994 and for the years then ended, have been incorporated herein by reference in reliance on the report of KPMG (Auckland, New Zealand), independent accountants, given on the authority of such firm as experts in auditing and accounting.

    The financial statements of New Office Plus, Inc as of December 31, 1995 and for the year then ended, have been incorporated herein by reference in reliance on the report of Shinners, Hucovski & Co., independent accountants, given on the authority of such firm as experts in auditing and accounting.



    The financial statements of American Loose Leaf/Business Products, Inc. as of September 30, 1995 and for the year then ended, have been incorporated herein by reference in reliance on the report of Swink, Fiehler and Hoffman, PC, independent accountants, given on the authority of such firm as experts in auditing and accounting.



    The financial statements of Re-Print Corporation as of December 31, 1995 and 1994 and for the years then ended, have been incorporated herein by reference in reliance on the report of BDO Seidman, LLP, independent accountants, given on the authority of such firm as experts in auditing and accounting



    The financial statements of Pear Commercial Interiors as of December 31, 1995 and for the year then ended, have been incorporated herein by reference in reliance on the report of Ehrhardt Keefe Steiner & Hottman P.C., independent accountants, given on the authority of such firm as experts in auditing and accounting.



    The financial statements of Arbuckle Foods Inc. as of August 31, 1995 and for the year then ended, have been incorporated herein by reference in reliance on the report of Thorne Little, independent accountants, given on the authority of such firm as experts in auditing and accounting.



    The financial statements of Prudential of Florida, Inc. as of December 31, 1995 and for the year then ended, have been incorporated herein by reference in reliance on the report of Joel S. Baum P.A., independent accountant, given on the authority of such firm as experts in auditing and accounting.



    The financial statements of Wang of New Zealand as of June 30, 1995 and for the year then ended, have been incorporated herein by reference in reliance on the report of Ernst & Young (Auckland, New Zealand), independent accountants, given on the authority of such firm as experts in auditing and accounting.



    The financial statements of Whitcoulls Group Limited as of June 30, 1995, 1994, and 1993 and for the years then ended incorporated in this prospectus by reference from the U.S. Products Company's Current Report on Form 8-K dated July 23, 1996 have been audited by Deloitte Touche Tohmatsu (Auckland, New Zealand), independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.



    The balance sheet of Thompson Book and Supply Company as of December 31, 1995 has been incorporated herein by reference in reliance on the report of Hamilton & Associates, independent accountants, given on the authority of such firm in auditing and accounting.



    The financial statements of International Interiors, Inc. as of September 30, 1995 and 1994 and for the years then ended have been incorporated herein by reference in reliance on the report of Petherbridge, Davis & Company, PA, independent accountants, given on the authority of such firm as experts in auditing and accounting.



    The financial statements of Ausdoc Office Pty Ltd as of June 30, 1996 and 1995 and for the years then ended; the financial statements of Canberra Wholesale Stationers Pty Ltd as of June 30, 1996 and 1995 and for the years then ended; the financial statements of H & P Stationery Pty Ltd as of June 30, 1996 and 1995 and for the years then ended; and the financial statements Perth Stationery Supplies Pty Ltd as of June 30, 1996 and 1995 and for the years then ended, have been included herein in reliance upon the report of Day Neilson, independent accountants, given on the authority of such firm as experts in auditing and accounting.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the expenses (other than underwriting compensation expected to be incurred) in connection with the offering described in this Registration Statement. All of such amounts (except the SEC Registration
Fee) are estimated.


                                                                                   COMPANY
                                                                                --------------

SEC Registration Fee..........................................................  $    29,741.40
Printing and Engraving Costs*.................................................          20,000
Legal Fees and Expenses.......................................................          70,000
Accounting Fees and Expenses*.................................................          31,000
Miscellaneous*................................................................          10,000
                                                                                --------------
    Total*....................................................................  $   160,741.40
                                                                                --------------
                                                                                --------------


------------------------
*   estimated

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Company's Amended and Restated By-laws provide that the Company shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

    Section 145 of the General Corporation Law of the State of Delaware permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorney's fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

    Article Eight of the Company's Restated Certificate of Incorporation provides that the Company's directors will not be personally liable to the Company or its stockholders for monetary damages resulting from breaches of their fiduciary duty as directors except (a) for any breach of the duty of loyalty to the Company or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the General Corporation Law of the State of Delaware, which makes directors liable for unlawful dividends or unlawful stock repurchases or redemptions or (d) for transactions from which directors derive improper personal benefit.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits


  EXHIBIT
   NUMBER                                                  DESCRIPTION
------------  -----------------------------------------------------------------------------------------------------
    4.1       Form of Indenture relating to the Company's $230 million 5 1/2% Convertible Subordinated Notes due
               2003 (including form of Note) (Exhibit 4.1 of the Company's Annual Report on Form 10-K for the
               fiscal year ended April 30, 1996 is hereby incorporated by reference)
    4.2       Registration Rights Agreement, dated as of May 22, 1996, by and among the Company and Robertson,
               Stephens & Company LLC and NatWest Securities Limited, as Managers (Exhibit 4.2 of the Company's
               Annual Report on Form 10-K for the fiscal year ended April 30, 1996 is hereby incorporated by reference)
    5.1       Opinion of Morgan, Lewis & Bockius LLP
   12.1       Statement Re: Ratio of Earnings to Fixed Charges
   23.1  (a)  Consent of Price Waterhouse LLP
   23.1  (b)  Consent of Price Waterhouse
   23.2       Consent of Ernst & Young LLP
   23.3  (a)  Consent of KPMG Peat Marwick LLP
   23.3  (b)  Consent of KPMG
   23.4       Consent of Crowe, Chizek and Company LLP
   23.5       Consent of Swink, Fiehler & Hoffman, P.C.
   23.6       Consent of Shinners, Hucovski & Company
   23.7       Consent of BDO Seidman, LLP
   23.8       Consent of Thorne Little
   23.9       Consent of Ehrhardt Keefe Steiner & Hottman PC
   23.10      Consent of Ernst & Young
   23.11      Consent of Joel S. Baum, P.A.
   23.12      Consent of Hamilton & Associates
   23.13      Consent of Petherbridge, Davis & Company, P.A.
   23.14      Consent of Deloitte Touche Tohmatsu
   23.15 (a)  Consent of Day Neilson
   23.15 (b)  Consent of Day Neilson
   23.15 (c)  Consent of Day Neilson
   23.15 (d)  Consent of Day Neilson
   23.16      Consent of Morgan, Lewis & Bockius LLP (contained in Exhibit 5.1)
   24.1       Power of Attorney (included on signature page)
   25.1       Form T-1, State of Eligibility and Qualification of The Chase Manhattan Bank, N.A.


ITEM 17.  UNDERTAKINGS

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which any offers or sales are being made, a post-effective amendment to the registration statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any other material change to such information in the registration statement.


       PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.


        (2) That for the purpose of determining any liability under the Act each such post-effective amendment may be deemed to be a new registration statement relating to the securities being offered therein and the offering of such securities at the time may be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities which are being registered which remain unsold at the termination of the offering.

        (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
    Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Washington, District of Columbia, on September 30, 1996.


                                          U.S. OFFICE PRODUCTS COMPANY

                                          By:       /s/ JONATHAN J. LEDECKY

                                             -----------------------------------
                                              Name: Jonathan J. Ledecky
                                             Title: Chief Executive Officer

    Each person whose signature appears below hereby appoints Jonathan J. Ledecky and Mark D. Director, and both of them, either of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any registration statements for the same offering filed pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to perform each and every act and thing appropriate or necessary to be done, as fully and for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


          SIGNATURE                CAPACITY IN WHICH SIGNED           DATE
------------------------------  ------------------------------  ----------------

   /s/ JONATHAN J. LEDECKY      Chairman of the Board and
------------------------------   Chief Executive Officer         September 30,
     Jonathan J. Ledecky*        (Principal Executive Officer)        1996

                                Chief Financial Officer
     /s/ DONALD H. PLATT         (Principal Financial Officer    September 30,
------------------------------   and Principal Accounting             1996
       Donald H. Platt*          Officer)

     /s/ TIMOTHY J. FLYNN
------------------------------  Director                         September 30,
      Timothy J. Flynn*                                               1996

     /s/ THOMAS J. REASER
------------------------------  Director                         September 30,
      Thomas J. Reaser*                                               1996

          SIGNATURE                CAPACITY IN WHICH SIGNED           DATE
------------------------------  ------------------------------  ----------------

     /s/ JOHN K. BURGESS
------------------------------  Director                         September 30,
       John K. Burgess*                                               1996

   /s/ JACK L. BECKER, JR.
------------------------------  Director                         September 30,
     Jack L. Becker, Jr.*                                             1996

   /s/ CLIFTON B. PHILLIPS
------------------------------  Director                         September 30,
     Clifton B. Phillips*                                             1996

     /s/ MILTON H. KUYERS
------------------------------  Director                         September 30,
      Milton H. Kuyers*                                               1996

     /s/ ALLON H. LEFEVER
------------------------------  Director                         September 30,
      Allon H. Lefever*                                               1996

    /s/ EDWARD J. MATHIAS
------------------------------  Director                         September 30,
      Edward J. Mathias*                                              1996

      /s/ JOHN A. QUELCH
------------------------------  Director                         September 30,
       John A. Quelch*                                                1996

      /s/ DAVID C. GEZON
------------------------------  Director                         September 30,
       David C. Gezon*                                                1996

   /s/ DAVID C. COPENHAVER
------------------------------  Director                         September 30,
     David C. Copenhaver*                                             1996

    /s/ MARK A. SORGENFREI
------------------------------  Director                         September 30,
     Mark A. Sorgenfrei*                                              1996



Mark D. Director by signing his name hereto signs this document on behalf of each of the persons indicated above pursuant to the powers of attorney duly executed by such persons and set forth on the signature page of the Registration Statement filed with the Securities and Exchange Commission.



                                                   /s/ MARK D. DIRECTOR

                                          --------------------------------------
                                                     Mark D. Director

                               INDEX TO EXHIBITS


  EXHIBIT
   NUMBER                                                  DESCRIPTION
------------  -----------------------------------------------------------------------------------------------------

    4.1       Form of Indenture relating to the Company's $230 million 5 1/2% Convertible Subordinated Notes due
               2003 (including form of Note) (Exhibit 4.1 of the Company's Annual Report on Form 10-K for the
               fiscal year ended April 30, 1996 is hereby incorporated by reference)
    4.2       Registration Rights Agreement, dated as of May 22, 1996, by and among the Company and Robertson,
               Stephens & Company LLC and NatWest Securities Limited, as Managers (Exhibit 4.2 of the Company's
               Annual Report on Form 10-K for the fiscal year ended April 30, 1996 is hereby incorporated by reference)
    5.1       Opinion of Morgan, Lewis & Bockius LLP
   12.1       Statement Re: Ratio of Earnings to Fixed Charges
   23.1  (a)  Consent of Price Waterhouse LLP
   23.1  (b)  Consent of Price Waterhouse
   23.2       Consent of Ernst & Young LLP
   23.3       Consent of KPMG Peat Marwick LLP
   23.3  (b)  Consent of KPMG
   23.4       Consent of Crowe, Chizek and Company LLP
   23.5       Consent of Swink, Fiehler & Hoffman, P.C.
   23.6       Consent of Shinners, Hucovski & Company
   23.7       Consent of BDO Seidman, LLP
   23.8       Consent of Thorne Little
   23.9       Consent of Ehrhardt Keefe Steiner & Hottman PC
   23.10      Consent of Ernst & Young
   23.11      Consent of Joel S. Baum
   23.12      Consent of Hamilton & Associates
   23.13      Consent of Petherbridge, Davis & Company, P.A.
   23.14      Consent of Deloitte Touche Tohmatsu
   23.15 (a)  Consent of Day Nielson
   23.15 (b)  Consent of Day Nielson
   23.15 (c)  Consent of Day Nielson
   23.15 (d)  Consent of Day Nielson
   23.16      Consent of Morgan, Lewis & Bockius LLP (contained in Exhibit 5.1)
   24.1       Power of Attorney (included on signature page)
   25.1       Form T-1, State of Eligibility and Qualification of The Chase Manhattan Bank, N.A